UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

SOTHEBY’S

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1334 York Avenue, New York, NY 10021 (212) 606-7000

March 29, 2017

Dear Fellow Stockholder:

On behalf of the Board of Directors of Sotheby’s, we are pleased to invite you to attend our 2017 Annual Meeting of Stockholders. The meeting will be held at our offices located at 1334 York Avenue, New York 10021, on Friday, May 12, 2017, at 9:00 a.m., Eastern Daylight Savings Time.

This booklet includes the formal notice of the meeting, as well as the proxy statement. The proxy statement gives you information about the formal items of business to be voted on at the meeting and other information relevant to your voting decisions.

We are providing our stockholders access to the proxy materials and our 2016 annual report over the Internet. This allows us to provide you with the annual meeting information you need in a fast and efficient manner, while reducing the environmental impact of our annual meeting. On or about March 29, 2017, we will mail to stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and 2016 annual report online and how to vote online. If you receive such a Notice by mail, you will not receive a printed copy of the materials unless you specifically request one. However, the Notice contains instructions on how to request to receive printed copies of these materials and a proxy card by mail.

Your vote is very important to us. Regardless of the number of shares you own and whether or not you attend the meeting, please vote. You may vote by toll-free telephone, via the Internet or, if you request that the proxy materials be mailed to you, by completing, dating and signing the proxy card and returning it in the envelope provided. No postage is required if the proxy card is mailed in the United States. If present at the meeting, you may revoke your proxy and vote in person.

Attendance at the meeting will be limited to stockholders as of the record date, or their authorized representatives, and our guests.

We look forward to seeing you at the meeting.

Cordially,

Domenico De Sole

Chairman of the Board of Directors

Thomas S. Smith, Jr.

President and Chief Executive Officer

1334 York Avenue, New York, NY 10021 (212) 606-7000

March 29, 2017

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 12, 2017

To the Stockholders of

SOTHEBY’S:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Sotheby’s will be held at the Company’s offices, 1334 York Avenue, New York, NY 10021, on Friday, May 12, 2017, at 9:00 a.m., Eastern Daylight Savings Time, for the following purposes:

•	To elect 12 directors;

•	To consider and vote upon an advisory proposal to approve executive compensation;

•	To consider and vote upon an advisory proposal on the frequency of the executive compensation proposal;

•	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2017; and

•	To transact any other business that may properly be brought before the meeting or any adjournment or postponement of the meeting.

The Board of Directors fixed the close of business on March 17, 2017 as the record date for determining stockholders entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting. At the close of business on March 17, 2017, there were 53,412,162 shares of our common stock entitled to vote at the meeting.

A complete list of stockholders entitled to vote at the meeting will be open to the examination of stockholders at the meeting and for a period of ten days prior to the meeting at our offices at 1334 York Avenue, New York, New York 10021, during ordinary business hours.

By Order of the Board of Directors

David G. Schwartz

Senior Vice President, Chief Securities Counsel

and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be held on May 12, 2017.

The proxy statement and 2016 Annual Report are available at https://investor.shareholder.com/bid/proxy.cfm.

1334 York Avenue

New York, New York 10021

PROXY STATEMENT

2017 Annual Meeting of Stockholders

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. You should read the entire proxy statement carefully before voting.

2017 Annual Meeting

•	Date: May 12, 2017	•	Record Date: March 17, 2017
•	Time: 9:00 a.m. Eastern Daylight Savings Time	•	Location: Sotheby’s offices, 1334 York Avenue, New York, NY 10021

Matters to be Considered

Proposal	Board Vote Recommendation	Page Reference (for more information)
Item 1—Election of Directors	FOR each nominee	13
Item 2—Advisory Vote to Approve Executive Compensation	FOR	77
Item 3—Advisory Vote on the Frequency of the Executive Compensation Proposal	EVERY YEAR	78
Item 4—Ratification of Selection of Independent Registered Public Accounting Firm	FOR	81

2017 Proxy Statement	| 1

Proxy Summary

Director Nominees

Name/Age	Independent	Director Since	Principal Occupation	Committee Membership
Jessica M. Bibliowicz, 57	Yes	2014	Senior Advisor, Bridge Growth Partners	Audit Compensation (Chair) Nom. & Corp. Gov.
Linus W. L. Cheung, 68	Yes	2016	Retired CEO of Hong Kong Telecom	Audit Business Strategy
Kevin C. Conroy, 56	Yes	2014	President, Digital and New Platforms, Metro-Goldwyn-Mayer Inc.	Compensation Nom. & Corp. Gov. Business Strategy
Domenico De Sole, 73 (Chairman)	Yes	2013	Founder and Chairman of Tom Ford International	Nom. & Corp. Gov. (Chair) Business Strategy Executive (Chair) Finance
The Duke of Devonshire, 72 (Deputy Chairman)	No	1994	Chancellor, University of Derby, England	Business Strategy Executive
Daniel S. Loeb, 55	Yes	2014	CEO, Third Point LLC	Nom. & Corp. Gov. Business Strategy Executive
Olivier Reza, 43	Yes	2014	Founder and Managing Partner of Myro Capital, LLC	Audit Business Strategy Finance
Marsha E. Simms, 64	Yes	2011	Retired Partner, Weil, Gotshal & Manges LLP	Audit Nom. & Corp. Gov.
Thomas S. Smith, Jr., 51 (President and Chief Executive Officer)	No	2015	President and CEO of Sotheby’s	Business Strategy Executive Finance
Diana L. Taylor, 62	Yes	2007	Vice Chairman, Solera Capital LLC	Compensation Nom. & Corp. Gov. Executive Finance
Dennis M. Weibling, 65	Yes	2006	Managing Director, Rally Capital LLC	Audit (Chair) Compensation Finance (Chair)
Harry J. Wilson, 45	Yes	2014	Founder and CEO, MAEVA Group LLC	Compensation Business Strategy (Chair) Finance

Average attendance at Board and Committee meetings by these members of the Board in 2016 exceeded 95%. All of the directors listed above attended at least 75% of the Board and Committee meetings on which they served in 2016.

2 |	2017 Proxy Statement

Proxy Summary

Statistical Information Regarding Our Directors

The Board selection process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the business of the Company.

Corporate Governance Highlights

We maintain corporate governance policies and practices that reflect what the Board of Directors believes are “best practices,” as well as those that we are required to comply with pursuant to the Sarbanes-Oxley Act of 2002 and the rules of the Securities and Exchange Commission and the New York Stock Exchange on which our common stock is listed. These include:

•	83% of our directors are independent

•	An independent Chairman of the Board with extensive responsibilities

•	Each of the Audit, Compensation, and Nominating and Corporate Governance Committees is composed exclusively of independent directors

•	Annual elections of all directors (not a staggered Board)

•	Majority voting for director elections, with plurality voting in contested elections

•	Robust stock ownership guidelines for executive officers and non-management directors

•	Annual Board and Committee self-evaluations

•	A robust claw-back policy

2017 Proxy Statement	| 3

Proxy Summary

2016 Corporate Highlights

2016 was a year of continuing transition at Sotheby’s, the first full year for our President and Chief Executive Officer, Thomas (“Tad”) S. Smith, Jr., and for critical new hires among the senior management team. We made significant progress in 2016 against our key strategic priorities, supported by several important acquisitions, formation of a new Fine Arts Division, appointment of new client service professionals, and launching and refining a new generation of mobile applications across major platforms. In 2016, our stock price appreciated 54.7%.

For detailed information, see Compensation Discussion and Analysis on page 39.

Executive Compensation

The objectives of the executive compensation program are as follows:

•

Align executive and stockholder interests through the use of equity awards as a meaningful portion of overall executive compensation. We also maintain stock ownership guidelines for our CEO and his direct reports and prohibit our executives from hedging or pledging common stock owned by them.

•	Pay-for-performance by evaluating performance against short-term goals that support our business strategy and long-term goals that measure the creation of sustainable stockholder value.

•

Achieve the right balance between cash and equity incentive pay, using cash to reward more recent performance and equity awards to encourage our named executives to continue to deliver results over a longer period of time.

•	Hire and retain talented executives to drive performance by paying competitive total compensation.

•	Affordability of Compensation, as compensation should not exceed what we can reasonably afford.

•	Provide limited perquisites that serve a reasonable business purpose and no more.

Our executive compensation for 2016 consisted of three components: base salary, annual cash bonus opportunity and performance share awards. Of these components, only base salary represents fixed compensation. Each of the other components is dependent upon our financial and operating performance as well as the performance of the individual executive.

83% of the votes cast on our 2016 advisory proposal on executive compensation were in favor of our executive compensation program.

For additional information about our executive compensation practices, see Compensation Discussion and Analysis on page 39.

The Company believes that our executive compensation program aligns the interests of our executives with our stockholders and closely reflects our compensation philosophy. As such, our Board recommends that stockholders vote FOR the advisory proposal on executive compensation.

4 |	2017 Proxy Statement

THE MEETING

Introduction

This proxy statement is being furnished to the stockholders of Sotheby’s, a Delaware corporation, in connection with the solicitation of proxies by our Board of Directors for use at our 2017 annual meeting of stockholders and at any adjournments thereof.

Date, Time and Place

The meeting will be held on May 12, 2017, at 9:00 a.m., Eastern Daylight Savings Time, at our offices located at 1334 York Avenue, New York, NY 10021.

Matters to be Considered

At the meeting, stockholders will be asked to:

•	Elect 12 directors;

•	To consider and vote upon an advisory proposal to approve executive compensation;

•	To consider and vote upon an advisory proposal on the frequency of the executive compensation proposal; and

•	To ratify the selection of our independent registered public accounting firm.

See ELECTION OF DIRECTORS, ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION, ADVISORY VOTE TO APPROVE FREQUENCY OF EXECUTIVE COMPENSATION PROPOSAL and RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. The Board of Directors does not know of any matters to be brought before the meeting other than as set forth in the notice of meeting. If any other matters properly come before the meeting, the persons named in the form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

Internet Availability of Proxy Materials

This proxy statement and our Annual Report for the fiscal year ended December 31, 2016, containing financial and other information concerning our company, are available on the Investor Relations page of our website, www.sothebys.com. Additionally, and in accordance with Securities and Exchange Commission (“SEC”) rules, you may access our proxy statement at https://investor.shareholder.com/bid/proxy.cfm.

Under rules adopted by the SEC, we have elected to furnish the proxy statement and Annual Report to many of our stockholders via the Internet instead of mailing printed materials to each stockholder. We believe this is in the best interests of our stockholders because we can provide our stockholders with the information they need, while lowering the cost of delivery and reducing the environmental impact.

On or about March 29, 2017, we began mailing to holders of our common stock (other than those who previously requested electronic or paper delivery) a “Notice of Internet Availability of Proxy Materials” (the “Notice”). If you received the Notice by mail, you will not automatically receive a printed

2017 Proxy Statement	| 5

The Meeting

copy of this proxy statement and our Annual Report in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials online. The Notice also instructs you on how you may submit your proxy via the Internet. If you previously requested electronic delivery, you will receive an e-mail providing you with the Notice, and if you previously requested paper delivery, you will receive a paper copy of the proxy materials by mail. We encourage you to receive all proxy materials in the future electronically to help us save printing costs and postage fees, as well as natural resources in producing and distributing these materials. If you wish to receive these materials electronically next year, please follow the instructions on the proxy card or on the Investor Relations page of our website, www.sothebys.com.

You can receive a copy of our proxy materials by following the instructions (contained in the Notice) regarding how you may request to receive your materials electronically or in printed form on a one-time or ongoing basis. Requests for printed copies of the proxy materials can be made by Internet at https://investor.shareholder.com/bid/proxy.cfm, by telephone at 1-212-894-1023 or by email at investor@sothebys.com by sending a blank email with your control number (the 12 digit identifying number in the box on the Notice) in the subject line.

Record Date; Shares Outstanding and Entitled to Vote; Quorum

Stockholders as of the record date, i.e., the close of business on March 17, 2017, are entitled to notice of and to vote at the meeting. As of the record date, there were 53,412,162 shares of common stock outstanding and entitled to vote, with each share entitled to one vote. Holders of a majority of the outstanding shares entitled to vote must be present in person or represented by proxy in order for action to be taken at the meeting.

Attending the Meeting

Only stockholders who owned shares as of the Record Date, or their duly appointed proxies, may attend the meeting. If you hold your shares through a broker, bank or other record owner, you will not be admitted to the meeting unless you bring a legal proxy or a copy of a statement (such as a brokerage statement) from your broker, bank or other record owner reflecting your stock ownership as of the Record Date. Additionally, in order to be admitted to the meeting, you must bring a driver’s license, passport or other form of government-issued identification to verify your identity.

Required Votes

Election of Directors. In uncontested director elections, like the one covered by this proxy statement, our directors are elected by the affirmative vote of the holders of a majority of the votes cast. Votes cast shall include direction to withhold authority and exclude abstentions with respect to that director’s election. Under the rules of the New York Stock Exchange (“NYSE”), brokers are not permitted to vote shares on the election of directors if they do not receive voting instructions from the beneficial owners of such shares. Such “broker non-votes” will be considered present for purposes of establishing a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote on election of directors.

6 |	2017 Proxy Statement

The Meeting

Under Delaware law, an incumbent director who fails to receive the required vote “holds over,” or continues to serve as a director until his or her successor is elected and qualified. To address this “hold-over” issue, we have adopted a policy under which, in non-contested elections, if a director fails to win a majority of affirmative votes for his or her election, the director must immediately tender his or her resignation from the Board, and the Board will decide, through a process managed by the Nominating and Corporate Governance Committee and excluding the nominee in question, whether to accept the resignation at its next regularly scheduled meeting.

In the event of a “contested election” of directors, where there is more than one nominee competing for a director seat, directors are elected by an affirmative plurality of the votes cast.

Advisory Proposal on Executive Compensation. Approval of the advisory proposal on executive compensation requires the affirmative vote of the holders of a majority of the common stock present or represented by proxy and entitled to vote at the meeting. Abstentions will have the same effect as a vote against approving the advisory proposal. Broker non-votes, as described under Election of Directors above, will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote on the advisory proposal. Because the vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Advisory Proposal on Frequency of Executive Compensation Proposal. The option receiving a plurality of the votes cast on this matter will be approved. Consequently, only shares that are voted for one of the options (every year, every other year or every third year) will be counted towards achievement of a plurality. Abstentions will not be counted towards achievement of a plurality. Broker non-votes, as described under Election of Directors above, will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote to determine how often the advisory proposal on executive compensation will be presented. Because the vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering how often to include the advisory vote on executive compensation.

Selection of Auditors. The ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm is being submitted to stockholders because we believe that this action follows sound corporate practice and is in the best interests of the stockholders. If the stockholders do not ratify the selection by the affirmative vote of the holders of a majority of the common stock present or represented by proxy and entitled to vote at the meeting, the Audit Committee of the Board of Directors will reconsider the selection of the independent registered public accounting firm, but such a vote will not be binding on the Audit Committee. If the stockholders ratify the selection, the Audit Committee, in its discretion, may still direct the appointment of a new independent registered public accounting firm at any time during the year if they believe that this change would be in our and our stockholders’ best interests. Abstentions will have the same effect as a vote against ratification of the auditors.

2017 Proxy Statement	| 7

The Meeting

Voting Recommendations

The Board of Directors recommends that you vote FOR each nominee for director named, FOR the advisory proposal on executive compensation, for presenting the advisory proposal on executive compensation EVERY YEAR and FOR ratification of the selection of our independent registered public accounting firm for 2017.

Voting and Revocation of Proxies

Stockholders who hold shares in their own name are requested to vote by proxy in one of three ways:

•

By Internet—You can vote via the Internet by following the instructions in the Notice or by visiting the Internet website at https://investor.shareholder.com/bid/proxy.cfm and following the on-screen instructions;

•	By Telephone—In the United States and Canada you can vote by telephone by following the instructions in the Notice or by calling 1-212-894-1023 (toll-free) and following the instructions; or

•	By Mail—You can vote by mail if you received a printed proxy card by dating, signing and promptly returning your proxy card in the postage prepaid envelope provided with the materials.

You may also vote in person. Common stock represented by properly executed proxies, received by us or voted by telephone or via the Internet, which are not revoked will be voted at the meeting in accordance with the instructions contained therein. Subject to the broker non-vote rules discussed above under Required Votes, if instructions are not given, proxies will be voted:

•	FOR election of each nominee for director named;

•	FOR the advisory proposal on executive compensation;

•	for presenting the advisory proposal on executive compensation EVERY YEAR; and

•	FOR ratification of the selection of our independent registered public accounting firm.

Voting instructions, including instructions for both telephonic and Internet voting, are provided in the Notice or, if you received a printed proxy card, on the proxy card. The Internet and telephone voting procedures are designed to authenticate stockholder identities, to allow stockholders to give voting instructions and to confirm that stockholders’ instructions have been recorded properly. A control number, located on the Notice and proxy card, will identify stockholders and allow them to vote their shares and confirm that their voting instructions have been properly recorded. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder. If you do vote by Internet or telephone, it will not be necessary to return a proxy card.

If your shares are held in the name of a bank or broker, follow the voting instructions on the form you receive from your record holder. The availability of Internet and telephone voting will depend on their voting procedures.

8 |	2017 Proxy Statement

The Meeting

If a stockholder neither returns a signed proxy card, votes by the Internet or by telephone, nor attends the meeting and votes in person, his or her shares will not be voted.

Any proxy signed and returned by a stockholder or voted by telephone or via the Internet may be revoked at any time before it is exercised by giving written notice of revocation to our Secretary, at our address set forth herein, by executing and delivering a later-dated proxy, either in writing, by telephone or via the Internet, or by voting in person at the meeting. Attendance at the meeting will not alone constitute revocation of a proxy.

Proxy Solicitation

We will bear the costs of solicitation of proxies for the meeting. In addition to solicitation by mail, directors, officers and our regular employees may solicit proxies from stockholders by telephone, personal interview or otherwise. These directors, officers and employees will not receive additional compensation, but may be reimbursed for out-of-pocket expenses in connection with this solicitation. In addition to solicitation by our directors, officers and employees, we have engaged Morrow & Co., LLC to assist in the solicitation of proxies and provide related advice and informational support, for a base fee of $10,000, plus customary disbursements. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of common stock held of record by them, and these custodians will be reimbursed for their reasonable expenses.

Independent Registered Public Accounting Firm

We have been advised that representatives of Deloitte & Touche LLP, our independent registered public accounting firm for 2016, will attend the meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions of stockholders.

Transfer Agent

Our transfer agent is Computershare Investor Services. You should contact the transfer agent, at the phone number or addresses listed below, if you have questions concerning stock certificates, dividend checks, transfer of ownership or other matters pertaining to your stock account.

If By First Class Mail:

Computershare

P.O. Box 30170

College Station, TX 77842-3170

If By Overnight Courier:

Computershare

211 Quality Circle, Suite 210

College Station, TX 77845

website: www.computershare.com/investor

Telephone: (800) 368-5948 (in the U.S., Puerto Rico and Canada)

or (201) 680-6578 (outside the U.S., Puerto Rico and Canada)

2017 Proxy Statement	| 9

OWNERSHIP OF COMMON STOCK

Set forth below is certain information as of March 17, 2017 with respect to the beneficial ownership of our common stock (as determined under the rules of the SEC) by:

•	each person who, to our knowledge, is the beneficial owner of more than 5% of our outstanding shares of common stock, which is our only class of voting securities;

•	each director and nominee for director;

•	each of the executive officers named in the Summary Compensation Table under “Executive Compensation;” and

•	all of our directors and executive officers as a group.

Except as otherwise stated, the business address of each person listed is c/o Sotheby’s, 1334 York Avenue, New York, New York 10021. Except as otherwise described below, each of the persons named in the table has sole voting and investment power with respect to the common stock beneficially owned and has not pledged such common stock as security for any obligations.

Performance share units (“PSUs”) and restricted stock units (“RSUs”), issued as compensation to our executive officers, do not carry voting rights and may not be transferred, until they are earned or vest. Because officers holding PSUs and RSUs do not have voting or investment power, they are not considered the beneficial owner of the underlying common stock. For this reason, PSUs and RSUs are not included in the table below. For informational purposes, the number of PSUs and RSUs held by officers are provided in the footnotes to the table.

Name and Address of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership		Percent of Class
Taikang Insurance Group, Inc. (a)	7,939,661		14.86%
Third Point LLC and Daniel S. Loeb (b)	6,663,022		12.47%
BlackRock, Inc. (c)	4,619,412		8.65%
The Vanguard Group (d)	3,523,576		6.60%
AllianceBernstein L.P. (e)	2,773,431		5.19%
Jessica M. Bibliowicz	10,462	(f)	*
Linus W. L. Cheung	948	(g)	*
Kevin Conroy	9,462	(h)	*
Domenico De Sole	51,038	(i)	*
Duke of Devonshire	67,006	(j)	*
David Goodman	1,966	(k)	*
Michael Goss	50,089	(l)
Lisa Nadler	1,491	(m)	*
Jonathan A. Olsoff	11,211	(n)	*
Olivier Reza	71,462	(o)	*
Marsha E. Simms	13,312	(p)	*
Thomas S. Smith, Jr.	184,412	(q)	*
Diana L. Taylor	24,233	(r)	*
Dennis M. Weibling (s)	115,317	(t)	*
Harry J. Wilson	29,462	(u)	*
All directors and executive officers as a group (19 persons)	7,378,733	(v)	13.81%

10 |	2017 Proxy Statement

Ownership of Common Stock

*	Less than 1%.

(a)	The business address of this beneficial owner is Taikang Life Building, 156 Fuxingmennei Street, Beijing, People’s Republic of China 100031. Based on a Schedule 13D/A filed on November 15, 2016 by Taikang Insurance Group, Inc.

(b)	The business address of this beneficial owner is 390 Park Avenue, 19th Fl., New York, NY 10022. Based on a Schedule 13D/A filed on August 16, 2016 by a group consisting of Third Point LLC and Daniel S. Loeb. Mr. Loeb, a member of our Board of Directors, is the managing member of Third Point LLC and controls Third Point LLC’s business activities. As such, Mr. Loeb may be deemed to be the beneficial owner of the shares held by Third Point LLC.

(c)	The business address of this beneficial owner is 55 East 52nd Street, New York, NY 10022. Based on a Schedule 13G/A filed on January 27, 2017 by a group consisting of BlackRock, Inc. and subsidiaries.

(d)	The business address of this beneficial owner is 100 Vanguard Blvd., Malvern, PA 19355. Based on a Schedule 13G/A filed on February 13, 2017 by a group consisting of The Vanguard Group, Inc. and subsidiaries.

(e)	The business address of this beneficial owner is 1345 Avenue of Americas, New York, NY 10105. Based on a Schedule 13G filed on February 10, 2017 by AllianceBernstein L.P.

(f)	Includes 6,462 shares that will be acquired upon the redemption of deferred stock units. Deferred stock units will be redeemed upon termination of the director’s service. See Director Compensation–Non-Employee Director Compensation Program below.

(g)	Consists of 948 shares that will be acquired upon the redemption of deferred stock units.

(h)	Includes of 6,462 shares that will be acquired upon the redemption of deferred stock units.

(i)	Includes 17,933 shares that will be acquired upon the redemption of deferred stock units.

(j)	Includes 48,001 shares that will be acquired upon the redemption of deferred stock units.

(k)	Does not include 42,474 PSUs and 16,201 RSUs held by Mr. Goodman.

(l)	Includes 89 shares held in an Individual Retirement Account for the benefit of Mr. Goss. Does not include 39,594 PSUs and 20,919 RSUs held by Mr. Goss.

(m)	Does not include 18,773 PSUs and 9,045 RSUs held by Ms. Nadler.

(n)	Does not include 19,982 PSUs and 6,917 RSUs held by Mr. Olsoff.

(o)	Includes 6,462 shares that will be acquired upon the redemption of deferred stock units and 55,000 shares held by a grantor trust of which Mr. Reza is an investment advisor and a beneficiary.

(p)	Consists of 13,312 shares that will be acquired upon the redemption of deferred stock units.

(q)	Includes 79,804 restricted shares over which Mr. Smith has sole voting power but no dispositive power, and 17,230 shares of common stock held by his minor children. Does not include 293,557 PSUs and 47,485 RSUs held by Mr. Smith.

2017 Proxy Statement	| 11

Ownership of Common Stock

(r)	Consists of 24,233 shares that will be acquired upon the redemption of deferred stock units.

(s)	Mr. Weibling served as Interim Chief Financial Officer effective January 1, 2016 through March 28, 2016.

(t)	Includes 24,317 shares that will be acquired upon the redemption of deferred stock units. Does not include 17,469 RSUs held by Mr. Weibling.

(u)	Includes 6,462 shares that will be acquired upon the redemption of deferred stock units.

(v)	Includes 79,804 restricted shares over which an executive officer has sole voting power but no dispositive power and 154,592 shares that may be acquired upon the redemption of deferred stock units held by directors. Does not include 205,751 RSUs and 472,401 PSUs held by executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers, and persons who beneficially own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC. Such directors, officers and greater than 10% stockholders are also required to furnish us with copies of all such filed reports.

Based solely upon a review of the copies of such reports furnished to us, or representations that no reports were required, we believe that during the year ended December 31, 2015, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis, with the exception of the following: Kevin M. Delaney was granted 2,978 restricted stock units on February 9, 2016, had a vesting of 646 restricted stock units and 1,251 performance share units on March 5, 2016, and disposed of 697 shares of common stock to pay the taxes on such vestings on March 5, 2016, but did not file a Form 4 reporting these transactions until August 1, 2016. David Goodman had a vesting of 3,346 restricted stock units on June 1, 2016, but did not file a Form 4 reporting the vesting until July 18, 2016. Michael Goss purchased 10,000 shares on May 11, 2016, but did not file a Form 4 reporting the purchase until May 16, 2016. In addition, 89 shares were purchased on June 14, 2016 and sold on March 9, 2017 on behalf of Mr. Goss in his managed individual retirement account. Mr. Goss was informed of such transactions in March 2017 and filed a Form 4 to report them at that time.

12 |	2017 Proxy Statement

ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

At the meeting, 12 directors are to be elected to serve until the next annual meeting or until their successors have been elected and qualified. Each of the following nominees is currently serving as a director. Since last year’s annual meeting of stockholders, the Board of Directors elected Linus W. L. Cheung, effective November 4, 2016, to fill a vacancy on the Board. Mr. Cheung was elected in accordance with the terms of a support agreement (the “Taikang Support Agreement”) with Taikang Insurance Group entered into on that date. Pursuant to the Taikang Support Agreement, Mr. Cheung is being nominated for re-election at the meeting.

Directors will be elected by a majority of the votes of the holders of shares of common stock present in person or represented by proxy at the meeting and entitled to vote at the meeting.

Name	Age	Year First Elected Director	Independent
Jessica M. Bibliowicz	57	2014	Yes
Linus W. L. Cheung	68	2016	Yes
Kevin C. Conroy	56	2014	Yes
Domenico De Sole	73	2013	Yes
The Duke of Devonshire	72	1994	No
Daniel S. Loeb	55	2014	Yes
Olivier Reza	43	2014	Yes
Marsha E. Simms	64	2011	Yes
Thomas S. Smith, Jr.	51	2015	No
Diana L. Taylor	62	2007	Yes
Dennis M. Weibling	65	2006	Yes
Harry J. Wilson	45	2014	Yes

The Board of Directors affirmatively determined that, other than Mr. Smith and the Duke of Devonshire, all of the current directors are independent under the rules of the NYSE and the Company’s own independence categorical standards.

The persons named in the enclosed form of proxy have advised that, unless contrary instructions are received, they intend to vote FOR the 12 nominees named by the Board of Directors and listed on the following table. In case any of these nominees should become unavailable for any reason, the persons named in the enclosed form of proxy have advised that they will vote for such substitute nominees as the Board of Directors may propose.

On May 4, 2014, the Company entered into a support agreement (the “Third Point Support Agreement”) with Third Point LLC (“Third Point”), Daniel S. Loeb, Olivier Reza, Harry J. Wilson and other entities affiliated with Third Point pursuant to which the Company and Third Point settled a proxy contest for the election of directors. Pursuant to the Third Point Support Agreement, Mr. Loeb, Mr. Reza and Mr. Wilson are being nominated for re-election at the meeting.

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Election of Directors

The Company’s Current Reports on Form 8-K, filed on May 7, 2014 and November 7, 2016, respectively, with the SEC, contains summaries of the Third Point Support Agreement and the Taikang Support Agreement, which are qualified in their entirety by reference to those agreements filed as exhibits to the Form 8-Ks.

Statistical Information Regarding Our Directors

Jessica M. Bibliowicz Age: 57 Independent Director since: May 2014 Board Committees: Audit Compensation (Chair) Nominating and Corporate Governance

Background

Ms. Bibliowicz has served as senior advisor of Bridge Growth Partners, a private equity firm focusing on investments in the technology and financial services sectors, since September 2013. From April 1999 to May 2013, she served as Chief Executive Officer of National Financial Partners Corporation (“NFP”), a publicly traded company, and as Chairman of the Board from June 2003 until July 2013, when a private equity sponsor acquired the company. Ms. Bibliowicz was the President of NFP from April 1999 to April 2012. Before joining NFP, she served as President of John A. Levin & Co., a registered investment advisor, and as Executive Vice President and Head of Smith Barney Mutual Funds. Ms. Bibliowicz currently serves as a trustee of Prudential Insurance Funds. She is also a member of the Board of Trustees of Cornell University, the Chairman of the Board of Overseers of Weill Medical College and Graduate School of Medical Sciences of Cornell University, a member of the Board of Directors of Lincoln Center Theatre, and a member of the Board of Directors of Jazz at Lincoln Center.

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Election of Directors

Experience and Qualifications

Ms. Bibliowicz has served as Chief Executive Officer of a public financial services company for many years. In addition, she is a current and past director of several public companies and has extensive finance and banking experience.

Other Public Directorships

The Asia Pacific Fund, Inc. (since 2006); Realogy Holdings Corp. (2013-2016)

Linus W. L. Cheung Age: 68 Independent Director since: November 2016 Board Committees: Audit Business Strategy

Background

Mr. Cheung has served as a Director since November 2016. He was Chairman of Asia Television Limited from 2008 to 2009, Chief Executive Officer of Hong Kong Telecom from 1994 to 2000 and, following Hong Kong Telecom’s merger with Pacific Century Cyberworks (“PCCW”) in 2000, PCCW’s Deputy Chairman until 2004. Prior to that, Mr. Cheung served with Cathay Pacific Airways for 23 years, leaving in 1994 as Deputy Managing Director. Mr. Cheung serves on the boards of China Unicom (HK) Ltd. since 2004 and HKR International Ltd. since 2006, and previously served on the boards of Cathay Pacific Airways (1992-1994), Hong Kong Telecom (1994-2000), Cable and Wireless plc (1994-2000), and Taikang Insurance (2004-2011).

Experience and Qualifications

Mr. Cheung’s qualifications for service on the Board include (i) serving as Chief Executive Officer and other senior executive positions of public companies over several decades, (ii) present and past directorships on public company boards and extensive knowledge and experience as an art collector.

Kevin C. Conroy Age: 56 Independent Director since: May 2014 Board Committees: Compensation Nominating and Corporate Governance Business Strategy

Background

Mr. Conroy has served as President, Digital and New Platforms, of Metro-Goldwyn-Mayer Inc. since July 2016. From January 2009 to March 2016, he was Chief Strategy & Data Officer and President, Enterprise Development, at Univision Communications, Inc., the leading media company serving Hispanic America. From 2001 to 2008, he served in a variety of senior programming, product, marketing and operating roles at AOL LLC (a global web services company), most recently as AOL’s Executive Vice President of Global Products and Marketing. From 1995 to 2001, Mr. Conroy served in a number of roles with Bertelsmann AG (a transnational media corporation), including as Chief Marketing Officer & President, New Technology, BMG Entertainment.

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Election of Directors

Experience and Qualifications

Mr. Conroy has served in senior leadership positions with a global public company focused on digital, marketing, advertising and media development, each of which are areas of ongoing importance to the Company, (ii) public company board service with a major global consumer products company, (iii) in-depth international management experience, (iv) extensive background in managing popular global brands, including AOL, AIM, Netscape and Moviefone, and (v) recognition as one of the most accomplished executives in the consumer internet and online media business, with a focus on developing new growth opportunities and building partnerships in the technology space.

Other Public Directorships

Newell Brands Inc. (formerly Newell Rubbermaid Inc.) (since 2011)

Domenico De Sole Chairman of the Board Age: 73 Independent Director since: December 2013 Board Committees: Nominating and Corporate Governance (Chair) Executive (Chair) Business Strategy Finance

Background

Mr. De Sole became Chairman of the Board of Sotheby’s in March 2015 and previously served as Lead Independent Director until assuming the Chairman position. He is co-founder and has served as Chairman of luxury retailer Tom Ford International since 2005 and was President and Chief Executive Officer of Gucci Group N.V. from 1994 to 2004. From 1984 to 1994, Mr. De Sole served as Chief Executive Officer of Gucci America. He is currently a director of Ermenegildo Zegna, a privately held high-end luxury manufacturer and retailer. Mr. De Sole is a member of the Dean’s Advisory Board of Harvard Law School. He is a former director of luxury apparel manufacturer and marketer Labelux SA, and Telecom Italia S.p.A.

Experience and Qualifications

Mr. De Sole service includes (i) numerous leadership positions with global, high-end luxury branded businesses in key markets Sotheby’s has targeted for growth, including Asia and Europe, (ii) significant global public company management and director experience over many years, including developing strategies and initiatives to support the financing, capital allocation, growth and relationship needs of those businesses, (iii) strong familiarity with the art and collectibles business as a longtime contemporary art and wine collector, (iv) significant legal experience and (v) deep and enduring global relationships in the high-end fashion, luxury goods category.

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Election of Directors

Other Public Directorships

Newell Brands Inc. (formerly Newell Rubbermaid Inc.) (since 2007); Gap, Inc. (since 2004); The Procter & Gamble Company (2001-2005); Bausch & Lomb Incorporated (1996-2007); Delta Air Lines, Inc. (2005-2007)

The Duke of Devonshire Deputy Chairman of the Board Age: 72 Director since: September 1994 Board Committees: Executive Business Strategy

Background

The Duke of Devonshire KCVO, CBE, formerly Marquess of Harington, has served as Deputy Chairman of the Board since April 1996. In March 2008, he was appointed Chancellor of the University of Derby, England. Since 2007, the Duke has been a Trustee of the Storm King Arts Center in New York. The Duke of Devonshire assists in the management of family estates in England and Ireland, as well as The Devonshire Hotels and Restaurants Group, which operates several highly rated hotels in England, including a well-known luxury hotel. He also oversees the Devonshire Collection, a world-renowned private art collection based at Chatsworth. The Duke served as a Trustee of the Wallace Collection, a major London fine arts museum, from 2007 to 2015. From 2012 to 2015, he served as a Trustee of Derby Museums, and on retiring became Patron. The Duke is President of the Arkwright Society, at Sir Richard Arkwright’s Cromford Mills in Derbyshire, a World Heritage Site.

Experience and Qualifications

The Duke of Devonshire has (i) served as a trustee of numerous museums and arts organizations, such as the Wallace Collection and the Sheffield Galleries & Museums Trust, (ii) experience as a collector of important and historic works of art, and (iii) administered high profile organizations with a strong client-care element, including the Ascot Racecourse and Chatsworth.

Daniel S. Loeb Age: 55 Independent Director since: May 2014 Board Committees: Nominating and Corporate Governance Executive Business Strategy

Background

Mr. Loeb is the Chief Executive Officer of Third Point LLC, a New York-based investment management firm he founded in 1995. He serves on several philanthropic boards, including as a Trustee of the Museum of Contemporary Art in Los Angeles. Mr. Loeb graduated with an A.B. in Economics from Columbia University in 1983.

Experience and Qualifications

Mr. Loeb has (i) finance and investment management expertise, (ii) experience evaluating and interacting with public companies and (iii) knowledge of art acquired through his experiences as a collector of modern and contemporary art.

2017 Proxy Statement	| 17

Election of Directors

Other Public Directorships Yahoo! Inc. (2012-2013)
Olivier Reza Age: 43 Independent Director since: May 2014 Board Committees: Audit Business Strategy Finance

Background

Mr. Reza is the Founder and Managing Partner of Myro Capital, LLC, which provides management and financial advisory services to family members and associated entities. Since 2009, Mr. Reza has served as President of Reza Gem SAS, a private French company that is associated with Alexandre Reza’s jewelry business. The Reza jewelry collection is considered one of the most important collections of rare gems and jewelry in the world. Previously, Mr. Reza served as Managing Director in the Mergers and Acquisitions group at Lazard Freres & Co LLC in New York, where he spent ten years working on transactions in a wide range of industries.

Experience and Qualifications

Mr. Reza has (i) broad finance and transactional experience as an investment banker, (ii) managed and led an international jewelry company, (iii) extensive auction and private sales experience as a collector and jewelry buyer and consignee and (iv) expertise in cultivating relationships with luxury customers and trade customers/suppliers.

Marsha E. Simms Age: 64 Independent Director since: May 2011 Board Committees: Audit Nominating and Corporate Governance

Background

Ms. Simms served as a partner of the international law firm Weil, Gotshal & Manges LLP from 1986 until her retirement in 2010. She practiced in the firm’s Corporate Department, primarily in bank finance and corporate debt restructuring and has over 30 years’ experience negotiating financings and restructurings for major corporations, including for the Company. Ms. Simms was recognized as a leading lawyer in the banking and finance field by Chambers Global and Chambers USA and was named as one of America’s Top Black Lawyers by Black Enterprise Magazine. She served as the Content Officer for the Business Law Section of the American Bar Association in 2011 and was the recipient of the 2010 Jean Allard Glass Cutter Award, given by the Business Law Section to a woman who has cut through barriers to attain high accomplishment in business law. She is a trustee of the Rockefeller Brothers Fund, a philanthropic organization, where she chairs the audit committee and is a member of the executive committee and a life trustee of WNET, New York’s public television station, where she chaired the audit committee. Ms. Simms is also a member of the Council (board of directors) of the American Law Institute and a member of the Board of Directors of The Academy of Political Science.

18 |	2017 Proxy Statement

Election of Directors

Experience and Qualifications

Ms. Simms has (i) substantial legal and financial skills, including finance and debt restructuring, (ii) knowledge of the Company’s business and finances as a result of her representation of the Company in numerous corporate finance transactions and (iii) governance background attained from service on non-profit boards and committees.

Thomas S. Smith, Jr. President and Chief Executive Officer Age: 51 Director since: March 2015 Board Committees: Executive Business Strategy Finance

Background

Mr. Smith has served as President and Chief Executive Officer of the Company in March 2015. From February 2014 to March 2015, he served as President and Chief Executive Officer of The Madison Square Garden Company, a diversified media, entertainment and sports company. From 2009 to February 2014, Mr. Smith was President, Local Media, of Cablevision, as well as responsible for Cablevision Media Sales. From 2000 to 2009, he worked for Reed Elsevier Group PLC, a worldwide media company, where he last served as chief executive officer of the company’s U.S. business-to-business division, Reed Business Information (RBI). He currently serves as an Adjunct Professor at NYU Stern School of Business.

Experience and Qualifications

Mr. Smith’s has (i) C-level public company strategic and management experience in the information, media, and entertainment industries, (ii) extensive experience managing influential client relationships and (iii) proven digital experience in a number of industries.

Diana L. Taylor Age: 62 Independent Director since: April 2007 Board Committees: Compensation Nominating and Corporate Governance Executive Finance

Background

Ms. Taylor has served as Vice Chairman of Solera Capital LLC, a private equity firm, since May 2014. From April 2007 to April 2014, Ms. Taylor served as Managing Director of Wolfensohn & Co., an investment banking firm. From June 2003 to March 2007, Ms. Taylor served as Superintendent of Banks for the State of New York, a position to which she was appointed by Governor George Pataki. Prior to her appointment, she held a number of senior government and private sector positions, including Chief Financial Officer of the Long Island Power Authority and Vice President of KeySpan Energy. From 1980 to 1996, Ms. Taylor was an investment banker. She worked at Smith Barney, Harris Upham, Lehman Brothers, and Donaldson, Lufkin & Jenrette before joining M.R. Beal & Co. as a founding partner. In 2009, she served briefly as a director of Fannie Mae and Allianz Global Investors. She was required to leave both boards when she was nominated to become a director of Citigroup. Ms. Taylor serves on several not-for-profit boards, including ACCION, the Hudson River Park

2017 Proxy Statement	| 19

Election of Directors

Trust, and Hotbread Kitchen, each of which she chairs, and the Mayo Clinic, GEMS and the Economic Club of New York, among others. She is a member of the Council on Foreign Relations.

Experience and Qualifications

Ms. Taylor has (i) extensive investment banking, finance and accounting experience, (ii) served as chief financial officer of a significant public utility, including ensuring costs are aligned with operations and the needs of the business without compromising service, and (iii) served as Banking Superintendent for the State of New York, providing helpful financial regulatory background for the Company’s art financing activities.

Other Public Directorships

Citigroup Inc. (since 2009); Brookfield Asset Management (since 2008)

Dennis M. Weibling Age: 65 Independent Director since: May 2006 Board Committees: Audit (Chair) Compensation Finance (Chair)

Background

Mr. Weibling served as the Company’s Interim Chief Financial Officer from January 1, 2016 until March 28, 2016. Since 2004, he has served as the Managing Director of Rally Capital, LLC, a private equity fund. From 2006 to 2014, Mr. Weibling served as a board member and Chairman of Telesphere Networks Ltd. From October 1993 to December 2001, he served as President of Eagle River, Inc. and then as Vice Chairman of Eagle River Investments until November 2003, both being ventures of Craig McCaw. He is also a trustee of the trusts created by the estate of Keith W. McCaw. Mr. Weibling currently serves as a member of the Seattle Pacific University Foundation.

Experience and Qualifications

Mr. Weibling (i) is an audit committee financial expert with extensive public accounting experience, (ii) has served on and chaired numerous audit committees of public and private companies and (iii) has financial and strategic experience as the managing director of a private equity firm, including investing in and growing businesses and new business lines.

Other Public Directorships

Nextel Partners, Inc. (1995-2005); Nextel Communications, Inc. (1995-2006); XO Communications (1995-2003)

20 |	2017 Proxy Statement

Election of Directors

Harry J. Wilson Age: 45 Independent Director since: May 2014 Board Committees: Compensation Business Strategy (Chair) Finance

Background

Mr. Wilson has served as the Founder and Chief Executive Officer of MAEVA Group, LLC since its founding in January 2011 and has extensive expertise in corporate restructurings, turnarounds and corporate transformations. In 2010, Mr. Wilson was the Republican nominee for New York State Comptroller. Mr. Wilson served as one of the four leaders of the Auto Task Force responsible for the Treasury’s role in the restructuring of General Motors and Chrysler. From 2003 through 2008, Mr. Wilson worked at credit investment fund Silver Point Capital, finishing his tenure there as a partner. From 1999 until 2003, Mr. Wilson worked at The Blackstone Group. Earlier in his career, Mr. Wilson worked at the private equity firm Clayton, Dubilier & Rice and in the investment banking division of Goldman, Sachs & Co. Mr. Wilson currently serves on the following non-public boards of directors: Youth, INC, a venture philanthropy nonprofit focused on troubled New York City youth, and The Hellenic Initiative. Mr. Wilson served on the board of directors of Yahoo! from May 2012 until July 2013 and on the board of directors of YRC Worldwide from July 2011 to March 2014. Mr. Wilson graduated with an A.B. in government, with honors, from Harvard College in 1993 and received an MBA from Harvard Business School in 1999.

Experience and Qualifications

Mr. Wilson has (i) comprehensive financial and capital allocation strategy experience, (ii) extensive experience with companies undergoing important strategic transitions and (iii) interaction with companies in a wide range of capacities, including serving as a director for a number of public and private companies.

Other Public Directorships

Visteon Corporation (since 2011)

The Board of Directors recommends that you vote FOR the election of all nominees for Director.

2017 Proxy Statement	| 21

DIRECTOR COMPENSATION

The following table sets forth compensation information for 2016 for each person who served as a non-employee member of our Board of Directors during 2016. Thomas S. Smith, Jr., our President and Chief Executive Officer, is not included in this table as he receive no compensation for his service as a director. The compensation received during 2016 by Mr. Smith as an employee of the Company is shown in the Summary Compensation Table elsewhere in this proxy statement.

Although the non-employee director compensation year commences on the date of the annual meeting of stockholders and ends on the next annual meeting date (May to May), the cash payments and stock awards listed in the table below represent cash payments and stock awards for the calendar year 2016 service in compliance with the disclosure requirements for this table. No directors hold options to purchase common stock of the Company.

2016 Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards (1)	All Other Compensation (2)	Total
Jessica M. Bibliowicz	$97,500	$75,000	$—	$172,500
Linus W. L. Cheung (3)	$16,250	$18,750	$—	$35,000
Kevin C. Conroy	$70,000	$75,000	$—	$145,000
Domenico De Sole	$50,000	$250,000	$—	$300,000
The Duke of Devonshire	$55,000	$75,000	$87,800	$217,800
Daniel S. Loeb	$60,000	$75,000	$—	$135,000
Olivier Reza	$65,000	$75,000	$—	$140,000
Marsha E. Simms	$65,000	$75,000	$—	$140,000
Robert S. Taubman (4)	$15,625	$18,750	$—	$34,375
Diana L. Taylor	$70,000	$75,000	$—	$145,000
Dennis M. Weibling (5)	$76,875	$56,250	$—	$133,125
Harry J. Wilson	$65,000	$75,000	$—	$140,000

(1)	The amounts shown in this column represent the grant date fair value in accordance with Financial Accounting Standards Board ASC Topic 718 (“Topic 718”) of the deferred stock units granted to directors in 2016. Dividends are paid on deferred stock units held by directors at the same rate and at the same time as we pay dividends on shares of our common stock. No above-market or preferential dividends were paid with respect to any deferred stock units. Dividends on deferred stock units are paid in the form of additional stock units. On January 21, 2016, the Board of Directors eliminated the quarterly dividend.

(2)	For the Duke of Devonshire, consists of a fee paid for providing consulting services to the Company. See Corporate Governance—Director Independence—Board of Directors Independence Determination below.

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Director Compensation

(3)	Mr. Cheung joined the Board of Directors in November 2016.

(4)	Mr. Taubman retired from the Board of Directors in May 2016.

(5)	Mr. Weibling served as the Company’s Interim Chief Financial Officer from January 1, 2016 until March 28, 2016. During that period, Mr. Weibling received no compensation for his services as a director.

Non-Employee Director Compensation Program

Pursuant to our Corporate Governance Guidelines, the Compensation Committee is responsible for reviewing the compensation of the Company’s directors and making recommendations to the Board in respect thereof. Prior to the Committee making any recommendation to the Board for increased director compensation, the Committee’s independent compensation consultant is required provide to the Committee benchmarking information regarding “market” compensation for directors at the Company’s peer group. There were no changes to the non-employee director compensation program in 2016.

Directors who are also our employees receive no remuneration for service as a member of our Board of Directors or any committee of the Board. Each non-employee director is entitled to receive the following compensation:

•	Annual Retainer, payable in advance in quarterly installments:

•	$50,000 in cash; and

•	$75,000 in the form of common stock, which the director may elect to receive in the form of deferred stock units, as described below.

•	Committee Member Cash Stipends, payable in advance in quarterly installments:

•	Audit Committee member—$10,000

•	Compensation Committee member—$10,000

•	Nominating and Corporate Governance Committee member—$5,000

•	Business Strategy Committee member—$5,000

•	Finance Committee member—$5,000

•	Committee Chair Cash Stipends, payable in advance in quarterly installments:

•	Audit Committee Chair—$20,000

•	Compensation Committee Chair—$15,000

•	Nominating and Corporate Governance Committee Chair—$7,500

•	Finance Committee Chair—$7,500

•

Chairman of the Board Stipend—$175,000 in the form of common stock, which the Chairman may elect to receive in the form of deferred stock units. The Chairman stipend is in lieu of any committee chair or member stipends that the Chairman would otherwise be entitled to for service on committees.

2017 Proxy Statement	| 23

Director Compensation

No stipends are paid for service on the Executive Committee. For 2016, Messrs. Reza and Wilson declined to accept fees for their service on the Business Strategy Committee.

Each director is required to irrevocably elect by December 31 of the prior year whether to receive all or part of the common stock portion of his or her director compensation in deferred stock units.

Deferred stock units are issued under the Sotheby’s Stock Compensation Plan for Non-Employee Directors (as amended and restated, the “Directors Plan”). Directors are also entitled to reimbursement for reasonable expenses they incur in connection with meetings of the Board of Directors they attend in person.

Deferred stock units are credited in an amount that is equal to the number of shares of common stock the director otherwise would have received. The number of shares of common stock is calculated using the closing price of the common stock on the NYSE on the business day immediately prior to the quarterly grant date.

We hold all deferred stock units until a director’s termination of service, at which time the units will be settled on a one-for one basis in shares of our common stock on the first day of the calendar month following the date of termination.

Each non-employee director is eligible to defer up to 100% of director cash compensation in accordance with the terms of the Company’s Deferred Compensation Plan. Unlike employees, non-employee directors are not eligible to receive matching or profit-sharing allocations from the Company with respect to their deferred compensation.

Mr. Taubman retired from the Board in May 2016. On June 1, 2016, he received 39,500 shares of common stock in settlement of his deferred stock unit account.

Director Stock Ownership Guidelines and Retention Policy

The Board believes that directors should be stockholders and have a financial stake in the Company. Accordingly, as part of the Company’s Corporate Governance Guidelines, the Board has adopted a Director Stock Ownership Guideline and Director Retention Policy for non-employee directors as described below.

Each non-employee director is required to own common stock or deferred stock units having a value that is equal to or greater than five (5) times the annual cash retainer for directors (which currently equates to $250,000). Directors must satisfy this ownership requirement no later than five years from the date of their election to the Board.

Non-employee directors are also prohibited from selling or otherwise transferring any common stock received as compensation for at least three (3) years from the date received. This transfer restriction expires automatically on the date that a director’s service on the Board terminates. Deferred stock units are not transferrable until a director’s termination of service on the Board.

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CORPORATE GOVERNANCE

We maintain corporate governance policies and practices that reflect what the Board of Directors believes are “best practices,” as well as those that we are required to comply with pursuant to the Sarbanes-Oxley Act of 2002 and the rules of the SEC and the NYSE on which our common stock is listed. A copy of our Corporate Governance Guidelines is available upon request to our Secretary, or may be viewed or downloaded from the Investor Relations page of our website, www.sothebys.com.

Leadership Structure

Prior to March 2015, our Corporate Governance Guidelines required that we have a Lead Independent Director in conjunction with the unified roles of Chairman and Chief Executive Officer. In connection with the retirement of our then Chairman and Chief Executive Officer, the Board determined to separate the roles of Chairman and Chief Executive Officer, consistent with best practices. Effective March 31, 2015, Domenico De Sole, who was our Lead Independent Director, assumed the role of independent non-executive Chairman of the Board, and Thomas S. Smith, Jr., joined the Company as our President and Chief Executive Officer. As a result of these changes, there will be no Lead Independent Director at such times as there is an independent non-executive Chairman of the Board.

As Chairman, Mr. De Sole continues to have the following roles and responsibilities that he had as Lead Independent Director, as well as additional duties as determined by the Board:

•	presiding at all meetings of the Board, including executive sessions of the independent directors;

•	approving information sent to the Board;

•	approving meeting agendas for the Board;

•	approving meeting schedules to assure that there is sufficient time for the discussion of all agenda items;

•	having the authority to call meetings of the independent directors; and

•	ensuring that he is available for consultation and direct communication in appropriate circumstances if requested by major stockholders.

Director Independence

The Board of Directors is required to affirmatively determine that a majority of our directors is independent under the rules of the NYSE. The Board of Directors undertakes an annual review of director independence. As a result of this review, the Board of Directors affirmatively determined that 10 of 12 members of the Board (83%) are independent under NYSE rules. In determining director independence, the Board of Directors reviews not only relationships between the director and our Company, but also relationships between our Company and the organizations with which the director is affiliated, as required by NYSE rules.

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Corporate Governance

Categorical Standards

As permitted by and in accordance with the NYSE rules, the Board has adopted the following categorical standards to identify immaterial relationships with the Company that would not disqualify a director from being deemed independent but that the Board still considers when evaluating director independence.

1.	The director has received, or an immediate family member has received, during any twelve-month period within the last three years, $100,000 or less in direct compensation from the Company, other than director and committee fees and pension or other deferred compensation for prior service, so long as that compensation is not contingent on continued service;

2.	The director or an immediate family member is a partner, shareholder or officer of a law firm or other professional service firm that has received less than $100,000 in fees from the Company in any single fiscal year during the preceding three years;

3.	The Company has made a contribution to a tax-exempt organization of which the director or any immediate family member serves as a trustee, director or executive officer and such contributions, for any single fiscal year during the preceding three years, have not exceeded $100,000;

4.	During any single fiscal year within the last three years, the director, an immediate family member, or a company Controlled (as defined below) by any of them was indebted to the Company, or the Company was indebted to any such person and either the total amount of such indebtedness did not exceed $100,000 or such indebtedness consists of a loan made in the ordinary course of the Company’s art lending business on substantially the same terms as those prevailing at the time for a similarly situated person who is not a director. “Controlled” means a company of which the director or immediate family member beneficially owns a majority of the outstanding voting securities; or

5.	During the last three years, the director or an immediate family member has purchased or sold property through the Company or its affiliates, so long as such purchases or sales were at public auction or in private transactions in the ordinary course of the Company’s business on substantially the same terms as those prevailing at the time for a similarly situated person who is not a director.

Board of Directors Independence Determinations

Upon reviewing each director’s and director nominee’s relationships with the Company, after considering all applicable NYSE rules and the stated categorical standards, the Board has determined that all directors other than Mr. Smith and the Duke of Devonshire are independent. Mr. Smith is not independent because he is President and Chief Executive Officer of the Company.

We pay the Duke of Devonshire an annual consulting fee of £65,000 (in 2016, approximately $87,800). Under NYSE rules, if payments to a director (other than for compensation received for serving as a director) exceed $120,000 for any of the three most recent years, the director is disqualified from being deemed independent. The Duke’s annual fee was below the NYSE threshold for each of the last three years. However, NYSE rules require that a company review the total facts and circumstances of a

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Corporate Governance

director’s relationship with a company before making an independence determination. The Board considered the following additional relationships in determining that the Duke is not independent: pursuant to an agreement, dated August 14, 2012, between a Company subsidiary and Chatsworth House Trust, the subsidiary paid £250,000 ($337,700) to Chatsworth House Trust*, a charitable trust of which the Duke is an unpaid director, for staging a selling exhibition at Chatsworth. This agreement has a five-year term and requires the subsidiary to pay Chatsworth House Trust this amount annually during the term. In connection with the 2016 Chatsworth exhibitions, the subsidiary paid approximately £62,005 ($83,800) to the Chatsworth House Trust for installation costs and expenses and sponsorship fees. All amounts exclude any valued-added taxes paid. Additional amounts will be billed for de-installation and other costs for the 2016 exhibitions. Additionally, during 2016, there were several art and catalogue purchases by affiliates of the Duke, or on his behalf, from the Company or its subsidiaries. See Certain Relationships and Related Party Transactions—Specific Relationships and Related Party Transactions below for additional information.

Board Committee Independence Determinations

The Board has determined that each current member of the Audit, Compensation, and Nominating and Corporate Governance Committee is independent under applicable SEC and NYSE rules.

Board Role in Risk Oversight

General Procedures

The Board carries out its role in the oversight of risk, risk tolerance and corporate culture directly and through Board committees. The Board’s direct role includes the consideration of risk in the strategic and operating plans that are presented to the Board by management. It also includes the regular receipt and discussion of reports from Board committees and the periodic receipt and discussion of reports from Company counsel, from the Company’s Compliance and Business Integrity Department, from management and from outside advisors. Board committees carry out the Board oversight of risk as follows:

•

The Audit Committee considers risk through its oversight of the Company’s financial reporting process, risk management process, legal and regulatory compliance, performance of the independent auditor, internal audit function, financial and disclosure controls, and adherence to the Company’s Code of Business Conduct.

•

The Compensation Committee reviews and approves the Company’s compensation and other benefit plans, policies and programs, and annually documents an assessment of whether any of those plans, policies or programs creates risks that are reasonably likely to have a material adverse effect on the Company.

•

The Nominating and Corporate Governance Committee considers risk through its oversight of the adequacy of the Company’s governance structures and the Committee reviews and makes determinations regarding significant transactions with affiliates under the Company’s Related Party Transactions Policy (as discussed elsewhere in this proxy statement).

*	The Chatsworth House Trust is dedicated to the long-term preservation of Chatsworth House, the collection, garden, woodlands and park for the long term benefits of the public.

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Corporate Governance

•

The Business Strategy Committee considers risk as an integral part of its focus on short and long term planning for the Company with respect to a number of Company strategies, including the areas of growth opportunities, marketing, sales, operations, expense management and the use of technology.

•

The Executive Committee is empowered to act on behalf of the Board between regularly scheduled Board meetings and in this capacity considers risk in conjunction with the approval of certain transactions, particularly as they relate to auction consignment and art financing matters, under the Company’s internal corporate governance guidelines (see below).

•	The Finance Committee considers risk through its oversight of the Company’s capital structure, financing strategies, investment strategies, banking relationships and strategic investments.

Board committees receive regular reports from management of matters affecting Company risk. The role of Board committees in risk management oversight is further detailed in their respective charters, copies of which are available upon request to our Secretary, or may be viewed or downloaded from the Investor Relations page of our website, www.sothebys.com.

Specific Risk-Mitigating Corporate Policies: Internal Corporate Governance, Business Conduct, Related Party Transactions, Insider Trading, Regulation FD, and Compensation Recoupment

The Board has also addressed risk through the adoption of corporate policies. We have an internal corporate governance policy adopted by the Board that addresses the delegation of authority within our organization. The policy addresses all aspects of our business and establishes the level of approval required for auction and private sale consignment terms, credit activities, payments, capital commitments, contracts, finance transactions, acquisitions and dispositions, and compensation-related matters. The Board has also adopted a Code of Business Conduct, a Related Party Transactions Policy, a Policy on Trading in Sotheby’s Securities and a Policy Regarding Regulation FD and Communications with Security Holders that are designed to ensure that directors, officers and employees of the Company are aware of their ethical responsibilities and avoid conduct that may pose a risk to the organization.

The Board has adopted a Compensation Recoupment Policy that took effect on January 1, 2015. This policy provides for reimbursement by current and former executive officers and other executives of annual incentive compensation and gains related to equity compensation as well as equity award cancellation in connection with a Company financial restatement. See Compensation Discussion and Analysis—Other Policies and Considerations—Compensation Recoupment (“Claw-back”) Policies below for a more detailed description of this policy.

Enterprise Risk Management

We have an enterprise risk management (“ERM”) program that evaluates and manages risks across the organization. As part of the ERM program, we have a Risk Steering Committee comprised of members of senior management, and overseen by the Chief Financial Officer and the Chief Global Compliance Counsel. The Risk Steering Committee’s primary functions are to conduct risk assessments and to escalate risks and concerns to appropriate members of management, the Board and/or Audit Committee as required. The Risk Steering Committee reports to the Audit Committee quarterly and provides at least

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quarterly reports to the Chief Executive Officer on matters related to ERM. The Risk Steering Committee assists the Board in carrying out the risk management procedures described above under General Procedures.

The risks assessed and evaluated by the Risk Steering Committee include, but are not limited to, those related to macroeconomic and geopolitical events, deal-making and lending, strategic initiatives, brand and reputation, legal and regulatory compliance, information and physical security, and finance.

Certain Relationships and Related Party Transactions

Related Party Transactions Policy

Formal Written Policy

We have a Related Party Transactions Policy that supplements our obligations under Delaware law and our Code of Business Conduct described below. The Board has delegated the power to administer, enforce and modify this policy to the Nominating and Corporate Governance Committee. This policy requires that the Committee approve or ratify Company transactions in which a related party (as defined in SEC regulations) or 5% or greater Company stockholder has a material direct or indirect financial interest.

Any executive officer or director who learns of a potential or existing related party transaction must report it to the Company’s General Counsel or his designee, who will determine whether the transaction should be referred to the Nominating and Corporate Governance Committee for action. For pre-approval of transactions only, the Committee Chair is authorized to act for the Committee between its regularly scheduled meetings. In reviewing a transaction, the Committee (or its Chair) will consider the following, among other possible factors:

•	The entire fairness of the transaction to the Company.

•	The magnitude of the benefit for the related party.

•	The feasibility of alternative transactions.

•	How the benefits to the related party compare to similar transactions conducted at arms’ length by the Company.

•	The potential disqualification of a director or director nominee from being deemed “independent” under NYSE rules and applicable legal or other requirements.

No member of the Nominating and Corporate Governance Committee may participate in the review, approval or ratification of a transaction with respect to which he or she is a related party provided that such person can be counted for purposes of a quorum and shall provide such information with respect to the transaction as may be reasonably requested by other members of the committee or the Board.

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Corporate Governance

Related Party Transactions under Delaware Law

As a Delaware corporation, we are required to adhere to Section 144 of the Delaware General Corporation Law concerning transactions of a Delaware corporation with its directors and officers. The law provides that related party transactions are not void or voidable if:

•

The material facts regarding the interested party’s relationship to or interest in the transaction are known or disclosed to the board or relevant committee or stockholders and, acting in good faith (i) a majority of disinterested directors (even if less than a quorum) of the board or relevant committee approve the transaction, or (ii) the stockholders entitled to vote on the matter approve the transaction; or

•	The transaction is fair to the corporation when authorized, approved or ratified by the board, relevant committee or stockholders.

Sotheby’s Code of Business Conduct

Our Code of Business Conduct requires that all Company employees, including executive officers, must report potential conflicts of interest to the Company’s Worldwide Director of Compliance.

Related Party Transactions and Director Independence

The Board also reviews related party transactions in the context of making annual independence determinations regarding directors. The Company obtains information to assist the Board in these determinations in part pursuant to Directors and Officers Questionnaires completed annually by all directors, director nominees and executive officers. See Director Independence—Board of Directors Independence Determinations  above.

Specific Relationships and Related Party Transactions

From time to time, officers, directors and principal stockholders of the Company and their related parties, including members of their immediate families (“related parties”), purchase or sell property through the Company at public auction or in private transactions in the ordinary course of business. In addition, the Company may engage in various business transactions in the ordinary course of business with and make charitable contributions to museums and other arts organizations for which Company directors serve as trustees or directors. In 2016, several directors and executive officers or their related parties purchased art, jewelry or collectibles through the Company in amounts requiring disclosure under applicable SEC rules as follows: Adam Chinn, Executive Vice President and Chief Operating Officer, $250,000; Michael Goss, Executive Vice President and Chief Financial Officer, $1,202,000; and Diana Taylor, a director, $11,400,000. In 2016, several directors or their related parties sold art, jewelry or collectibles in amounts requiring disclosure as follows: the Duke of Devonshire, £1,437,879 (approximately $2,013,030); Olivier Reza, a director, $273,000; and Robert S. Taubman, a former director, $16,298,000.

Also see Director Independence—Board of Directors Independence Determinations for additional related party transactions with the Duke of Devonshire.

Political Contributions

Political contributions by the Company are prohibited under our internal governance policies.

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Corporate Governance

Meetings of the Board of Directors

In 2016, the Board of Directors held eight meetings (and took action on two other occasions) and committees of the Board held 24 meetings, for a total of 32 meetings. Average attendance at these meetings by members of the Board in 2016 exceeded 95%. Each incumbent director attended at least 75% of the aggregate of these Board meetings and the total number of meetings held by all committees of the Board on which he or she served. It is our policy that the directors attend the annual meeting of stockholders. All of the directors who were members of the Board of Directors at the time of last year’s annual meeting of stockholders, other than Messrs. Loeb and Weibling, attended that meeting.

Committees of the Board

The Board of Directors has six standing committees: Audit, Compensation, Nominating and Corporate Governance, Business Strategy, Executive and Finance. The following table shows the current membership of each of the committees and the number of meetings (and actions taken by consent) held by each committee in 2016:

	Audit	Compensation	Nominating and Corporate Governance	Business Strategy	Executive	Finance
	6 Meetings	5 Meetings 2 consents	5 Meetings 2 Consents	5 Meetings	1 Meeting 12 Consents	2 Meetings
Jessica M. Bibliowicz
Linus W. L. Cheung
Kevin C. Conroy
Domenico De Sole
The Duke of Devonshire
Daniel S. Loeb
Olivier Reza
Marsha E. Simms
Thomas S. Smith, Jr.
Diana L. Taylor
Dennis M. Weibling (1)
Harry J. Wilson

 = Chairman of the Board                   = Chair                   = Member

(1)	Effective January 1, 2016, Mr. Weibling was appointed Interim Chief Financial Officer while the Company conducted a search for a permanent Chief Financial Officer. Mr. Weibling stepped down from his role as Interim Chief Financial Officer on March 28, 2016 upon the appointment of Michael Goss as Executive Vice President and Chief Financial Officer. During his time as Interim Chief Financial Officer, Mr. Weibling was not a member of the Audit and Compensation Committees.

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Corporate Governance

Audit Committee

The primary purpose of the Audit Committee of the Board is to assist the Board in fulfilling its responsibility for the integrity of the Company’s financial reports. In carrying out its purpose, the Committee serves as an independent and objective monitor of the Company’s financial reporting process and internal control systems, including the activities of the Company’s independent registered public accounting firm and internal audit function.

The Board has determined that all members of the Audit Committee are financially literate under applicable NYSE corporate governance rules. In addition, the Board has determined that Dennis M. Weibling meets the definition of “audit committee financial expert” contained in applicable SEC rules and also has the requisite financial and accounting expertise required under NYSE rules.

For information regarding the approval by the Audit Committee of auditing and permissible non-auditing services, see Ratification of the Appointment of Independent Registered Public Accounting Firm—Independent Auditors’ Fees elsewhere in this proxy statement.

In accordance with the rules of the SEC, the Audit Committee has established procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Audit Committee operates under a charter that conforms to applicable SEC and NYSE rules.

Compensation Committee

The Compensation Committee undertakes the responsibilities of the Board relating to the compensation of the Company’s employees and, in particular, the compensation of the Company’s Chief Executive Officer and other executive officers. Its primary responsibilities are to review, evaluate and approve the Company’s compensation and other benefit plans, policies and programs. See Compensation Discussion and Analysis—Overview of Our Executive Compensation Program—Our Process—Role of the Compensation Committee.

The Compensation Committee is also responsible for reviewing the compensation of the Company’s directors and making recommendations to the Board in respect thereof. Prior to the Committee making any recommendation to the Board relating to director compensation, the Committee’s independent compensation consultant is required to provide to the Committee benchmarking information regarding “market” compensation for directors at the Company’s peer group. The Compensation Committee operates under a charter that conforms to applicable SEC and NYSE rules.

Each member of the Compensation Committee, other than Mr. Weibling, is an “outside director” under Section 162(m) of the Internal Revenue Code. Mr. Weibling may not qualify as an “outside director” due to his service as Interim Chief Financial Officer of the Company from January 2016 through March 2016. Accordingly, a subcommittee of the Compensation Committee excluding Mr. Weibling and consisting entirely of “outside directors” is responsible for establishing, and subsequently certifying attainment of, performance objectives for executive officers. The Company has filed a request for a

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Private Letter Ruling with the Internal Revenue Service to confirm that, due to the interim nature of his service as an executive officer of the Company, Mr. Weibling is not disqualified as an “outside director.” The Board also appoints Board members who it believes are “non-employee directors” for purposes of Rule 16b-3 of the Securities Exchange Act of 1934. However, from time to time, members of the Compensation Committee may purchase or sell property through the Company at public auction or in private transactions in the ordinary course. To the extent a committee member engages in such action, he or she would not be a “non-employee director.” In such instances, a sub-committee of the Compensation Committee consisting entirely of “non-employee directors” would be responsible for approving equity awards to executives.

The Committee may form, and delegate any of its responsibilities to, a subcommittee so long as such subcommittee is solely comprised of one or more members of the Committee. The Compensation Committee engages compensation consultants to assist the Committee in evaluating the design and assessing the competitiveness of its executive compensation program and for individual executive benchmarking. For more detailed information on the role of compensation consultants, see Compensation Discussion and Analysis—Overview of Our Executive Compensation Program—Our Process—Role of the Compensation Consultant and Other Advisors.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee oversees the director candidate nomination process and Board committee assignments and is responsible for recommending to the Board appropriate Corporate Governance Guidelines applicable to the Company. The Committee also administers and has the power to modify our Related Party Transactions Policy. The Committee operates under a charter that conforms to applicable SEC and NYSE rules.

The Board Nomination Process and Criteria

The Nominating and Corporate Governance Committee assists the Board in identifying individuals qualified to become directors and recommends director nominees to be nominated by the Board to stand for election as directors at each annual meeting of stockholders and to fill vacancies on the Board. From time to time, the Committee may retain a search firm to assist it in identifying qualified director candidates.

In making determinations with respect to director nominees, the Committee considers the experience, qualifications, attributes and skills that qualify the nominee to serve as a member of the Board. Among the key attributes that the Committee seeks when evaluating Board candidates are the following:

•	High ethical standards, integrity and sound business judgment

•	Financial or management experience

•	Demonstrated interest or experience in the fine art and collectibles field

•	Independence from management

•	Business development, marketing or client service experience

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Corporate Governance

In connection with the nomination of Messrs. Loeb, Reza, and Wilson, the Committee complied with the Support Agreement, pursuant to which the Company agreed to nominate them for re-election as directors at the meeting. See Election of Directors above regarding the Support Agreement.

Each of the nominees for election at the meeting was unanimously recommended by the Nominating and Corporate Governance Committee after careful consideration of each nominee’s individual expertise and skills, as well as the composition of the Board as a whole.

The Committee considers stockholder nominations of appropriate candidates for director in accordance with the attributes outlined above. The Committee evaluates such candidates as it does candidates identified by other means. A stockholder who desires to recommend a director candidate should forward the candidate’s name and qualifications to the Secretary of the Company at 1334 York Avenue, New York, New York 10021 and must include the information required by Section 1.13 of the Company’s Bylaws, which requires information regarding the recommending stockholder as well as the candidate. In order for a candidate to be eligible for election as a director at the 2018 Annual Meeting of Stockholders, the Secretary must receive the required submission no earlier than February 10, 2018 and no later than March 14, 2018. These dates may be subject to modification if our 2018 Annual Meeting of Stockholders occurs more than thirty (30) days before or more than sixty (60) days after May 12, 2018 as provided in Section 1.13 of our Bylaws.

Board Diversity

Although we do not have a formal policy regarding Board diversity, our Corporate Governance Guidelines provide that the Board selection process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the business of the Company. When evaluating candidates for nomination as a director, the Committee does consider diversity in its many forms, including among others, experience, skills, ethnicity, race and gender. We believe a diverse Board, as so defined, provides for different points of view and robust debate among our Board members and enhances the effectiveness of the Board. We believe we have a very diverse Board of Directors, which includes one or more current and/or former chief executive officers, chief financial officers, investment bankers, experts in fine art and collectibles, marketing and business people, and individuals of different race, gender, ethnicity, nationality and background.

The information contained in this proxy statement with respect to the Audit Committee Charter, the Compensation Committee Charter, the Nominating and Corporate Governance Committee Charter and the independence of the non-management members of the Board of Directors shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall the information be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference in a filing.

Business Strategy Committee

Pursuant to the Support Agreement, the Company created the Business Strategy Committee in May 2014. The Business Strategy Committee is responsible for review and evaluating the Company’s business strategies and making recommendations to the Board with respect to potential changes in strategy. This committee operates under a charter.

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Executive Committee

The Executive Committee considers and takes certain corporate actions between regularly scheduled meetings of the Board. Frequently, the Executive Committee takes action pursuant to the Company’s internal corporate governance rules to approve significant auction consignment and loan transactions. The Executive Committee primarily acts by written consent, after briefing by senior management and informal discussion among Committee members, as appropriate. It operates under a charter.

Finance Committee

The Board created the Finance Committee in order to assist it in fulfilling its responsibility to oversee (i) the financial management of the Company, including oversight of our capital structure and financing strategies, investment strategies and banking relationships and (ii) our plans with respect to possible acquisitions, divestitures or other strategic transactions. It operates under a charter.

Executive Sessions of the Board of Directors

Our non-management directors meet in executive sessions without management at each regularly scheduled Board meeting. In addition, the independent directors of the Board meet in executive session without non-independent directors at least once a year. Mr. De Sole, the Chairman of the Board, presides at both non-management director and independent director sessions.

Corporate Governance Guidelines

Generally

Our Corporate Governance Guidelines addressing the following subjects:

• Director responsibilities	• Director access to management and independent advisors

• Director qualification standards	• Management succession and Chief Executive Officer compensation

• Board committees	• Performance evaluation of the Board and Board Committees

• Director compensation	• Board confidentiality

• Director stock ownership guidelines	• stockholder communications with the Board; Board communications with third parties

The Nominating and Corporate Governance Committee periodically reviews and reassesses the adequacy of the Corporate Governance Guidelines to determine whether any revisions are appropriate and recommends to the Board any such revisions for the Board’s approval.

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Corporate Governance

Performance Evaluation of the Board and Board Committees

The Board and all of its Committees conduct a self-evaluation at least annually to determine whether the Board and the Committees are functioning effectively and how to enhance performance. This assessment takes into account input and comments from all directors or committee members, as appropriate, and is discussed with the full Board and/or Committee. In addition to topics that may be of particular relevance in any given year, the assessment focuses on the Board’s and Committees’ contributions to the Company and especially on areas in which the Board believes that the Board and/or Committees could improve. In addition to the annual self-evaluation, Mr. De Sole, the Chairman of the Board, conducts a director peer review.

Management Succession Planning

The Board is strongly committed to Chief Executive Officer and management succession planning. Pursuant to the Corporate Governance Guidelines, the Board is responsible for developing plans for the succession to the position of Chief Executive Officer, including policies regarding succession in the event of an emergency or the retirement of the Chief Executive Officer, and implementing appropriate oversight of the leadership talent development and succession planning for the other executive officers of the Company. The Board has delegated this authority to the Compensation Committee.

Annually, the Chief Executive Officer reviews with the Board his or her assessment of the Company’s senior officers and their potential to succeed him or her.

As part of its succession-planning role, the Compensation Committee annually reviews potential succession candidates for the CEO position and for other senior management positions. The Chief Executive Officer and the Worldwide Head of Human Resources prepare a report on succession options for key positions and discuss the report with the Compensation Committee. This dialogue covers the CEO and principal executive officer positions and other management positions, including regional business heads, and examines all issues surrounding internal and external succession. The Compensation Committee and the CEO then review their succession assessments with the Board.

Code of Business Conduct

We have long had compliance policies applicable to all employees, including our principal executive officers and senior financial officers. These cover such issues as ethical conduct, conflicts of interest and related-party transactions, maintenance of confidentiality of Company and client information, and compliance with laws, including specific policies regarding observing export/import, money-laundering, data-protection and antitrust laws. We have an international Compliance and Business Integrity Department led by the Chief Global Compliance Counsel with responsibility for, among other things, regularly providing compliance policies training to all employees, auditing compliance with the compliance policies, and assisting us and our employees in interpreting and enforcing the compliance policies. We have incorporated many of these policies in our Code of Business Conduct (the “Code”), which is applicable to our directors, officers and employees. A copy of the Code is available on the Investor Relations page of our website, www.sothebys.com.

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The Company has chosen to post any Code amendment or waiver affecting or granted to its Chief Executive Officer, Chief Financial Officer, other executive officers and certain other senior financial officers promptly on its website instead of filing a Form 8-K with the SEC when an amendment or waiver occurs. No such amendments or waivers occurred during 2016.

In addition, the Board has adopted a number of policies related to the ethical and legal conduct of our directors, executive officers and employees, including a Compensation Recoupment Policy, a Policy on Trading in Sotheby’s Securities, a Policy Regarding Regulation FD and Communications with Security Holders, as well as a Related Party Transactions Policy to provide a focused procedure for evaluating potential and existing transactions between the Company and affiliates such as directors and executive officers. For further information regarding the Related Party Transactions Policy, see Certain Relationships and Related Party Transactions below.

Stockholder Engagement

For many years, the Company has engaged in a robust stockholder engagement program. We are committed to engaging in constructive and meaningful dialogue with our stockholders. We value stockholder views and insights and believe that positive, two-way dialogue builds informed relationships that promote transparency and accountability.

While the Board of Directors, through the Nominating and Corporate Governance Committee, oversees stockholder matters and participates in meetings with stockholders as appropriate, management has the principal responsibility for stockholder communications and engagement. Management provides regular updates to the Board concerning stockholder feedback. The Board considers stockholder perspectives when overseeing company strategy, formulating governance practices and designing compensation programs.

During 2016, members of the Board of Directors and management spoke and/or met with stockholders throughout the year. We reached out to our top 20 institutional investors who collectively own 72.5% of our outstanding shares, and spoke with representatives of 11 of these investors representing approximately 50% of our outstanding shares. Topics discussed included our strategy and performance; corporate governance matters such as Board composition, and our executive compensation program.

Communications with Directors

Any stockholder or interested party may contact the Board of Directors, or any individual director serving on the Board, by written communication mailed to: Board of Directors (Attn: (name of director(s)), if intended for a specific director or less than the full Board), c/o Corporate Secretary, Sotheby’s, 1334 York Avenue, New York, New York 10021. Any proper communication so received will be promptly processed by the Corporate Secretary as agent for the Board or individually named director(s) and shared. The Corporate Secretary may elect not to forward summaries or copies of communications that he believes are business solicitations, resumes, abusive, frivolous or similarly inappropriate.

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Corporate Governance

Availability of Corporate Governance Documents

Copies of the committee charters, Corporate Governance Guidelines, Code of Business Conduct, and the Company’s categorical standards for director independence are available on the Investor Relations page of our website, www.sothebys.com. In addition, stockholders may obtain a copy of any of these documents by writing to our Investor Relations Department at 1334 York Avenue, New York, New York 10021.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes the principles, objectives, and features of our executive compensation program, which is generally applicable to our senior executives. However, in this CD&A we focus primarily on the compensation of our Chief Executive Officer, our Chief Financial Officers during 2016, and our three most highly-compensated executive officers other than our Chief Executive Officer and Chief Financial Officers. For 2016, these individuals, referred to as the “named executive officers,” were:

•	Thomas (“Tad”) S. Smith, Jr., President and Chief Executive Officer

•	Michael Goss, Executive Vice President and Chief Financial Officer. Mr. Goss joined the Company on March 28, 2016.

•	Dennis M. Weibling, former Interim Chief Financial Officer. Mr. Weibling held this position from January 1, 2016 until March 28, 2016.

•	David Goodman, Executive Vice President, Digital Developing and Marketing

•	Lisa Nadler, Executive Vice President and Chief Human Resources Officer

•	Jonathan A. Olsoff, Executive Vice President and Worldwide General Counsel

Unless the context otherwise requires, all references to the named executive officers refer to the current named executives and not to Mr. Weibling.

Executive Summary

2016 Highlights

2016 was a year of continuing transition at Sotheby’s, the first full year for the Company’s President and Chief Executive Officer, Thomas S. Smith, Jr., and for critical new hires among the senior management team. Upon joining Sotheby’s in 2015, Mr. Smith initiated a strategic review of the business and articulated four key priorities for the future:

•	Develop and implement a compelling growth strategy.

•	Embrace technology more effectively, both internally and through client-facing products.

•	Allocate capital wisely.

•	Attract, develop, and retain the organizational talent necessary to achieve the first three priorities.

Mr. Smith has assembled a team positioned for success against these priorities. Since his arrival, through internal promotions and external hires, Mr. Smith established new leadership in areas including: Legal, Communications, Marketing & Digital Development, Technology & Operations, Human Resources, 20th & 21st Century Art, and Business Development and Transaction Services.

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Compensation Discussion and Analysis

Since joining Sotheby’s, Mr. Smith and his new team have made substantial progress against these priorities, having adopted a Board-approved strategic plan; augmenting technology leadership and significantly increasing digital engagement with clients in a myriad of ways; leveraging existing talent and adding new talent, talent planning, and performance-based incentive compensation programs to drive individual accountability; and undergoing an extensive capital allocation review and implementing an enhanced share repurchase initiative.

During 2016, Mr. Smith completed and integrated into the Company several key acquisitions in support of these strategic priorities. Early in the year, we acquired Art Agency, Partners, a firm that provides a range of art-related services, in order to grow auction and private sale revenues by enhancing our relationships with art collectors and by improving our position in the fine art market, particularly in Impressionist, Modern and Contemporary Art. Also, as a result of this acquisition, we have formed a new Fine Arts Division and have also added a new revenue stream by integrating Art Agency, Partners’ art advisory business, providing a new avenue for growth.

Mid-year, we acquired The Mei Moses Art Indices, now known as Sotheby’s Mei Moses. Widely recognized as the preeminent measure of the state of the art market, the indices use repeat sales (i.e., the sale of the same object at different points in time) to track changes in value. Through this acquisition, we have unique access to an analytic tool and data that provide objective and verifiable information to complement the world-class expertise of our art specialists.

In late 2016, we acquired Orion Analytical, a materials analysis and consulting firm that utilizes state-of-the-art technical and scientific methods in the examination of art, cultural property, wine and other objects. With this acquisition, we have established a scientific research department led by Orion Analytical’s founder, the leading scientist in the field of materials analysis, enhancing our world-class expertise and provenance research capabilities. Bringing scientific expertise in-house distinguishes us in the marketplace, helping to make the art market a safer place to transact.

In addition to these acquisitions and their subsequent integrations, we have also appointed several new client service professionals in 2016, enhancing Sotheby’s business development and private sale capabilities, as well as our advisory business.

In the world of technology, in 2016, we launched and refined a new generation of mobile applications across several major platforms. These applications enable our clients to live-stream our auctions, review auction results, and experience audio tours of our exhibitions. Throughout the year, digital participation amongst our clients continued to grow rapidly.

Consistent with Mr. Smith’s and the Committee’s pay-for-performance philosophy, beginning with 2016, the total incentive compensation pool was separated into an annual cash incentive pool (subject to annual Company performance) and a long-term incentive pool (subject to an annual guideline equity run rate cap of 1.65% of common stock outstanding). In line with the decrease in Sotheby’s Adjusted Net Income* in 2016 in comparison to 2015, incentive compensation funding is lower than the prior year. Specifically, as shown in the sections that follow, individual annual cash bonus payouts as a percentage of individual cash bonus targets are significantly lower than target levels and prior year payout levels.

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Compensation Discussion and Analysis

CEO Pay at a Glance

The Compensation Committee awarded Mr. Smith total direct compensation (i.e., base salary, bonus payout and grant date value for long-term awards) for 2016 as set forth below. Including a pro-rated long-term incentive award, 75% of his 2016 target total compensation was at risk, and of that amount, 35% is equity-based incentive granted in the form of performance share units. Cash bonus is dependent on the achievement of company and individual performance targets, and the ultimate value delivered from performance share units is dependent on our stock price and the achievement of company performance targets. As discussed in more detail under February 2017 Named Executive Officer Compensation Actions, Mr. Smith’s cash bonus payment for 2016 performance was significantly below target because we did not fully meet our financial goals (as aligned with our annual financial plan), given the challenging market.

2016 CEO Total Direct Compensation

Compensation Element	Target	Actual	Notes
Base Salary	$1,400,000	$1,400,000	No increase in base salary from 2015 to 2016.
Annual Cash Bonus	$2,800,000	$1,680,000	Actual bonus for 2016 performance, at 60% of target, paid in February 2017.
Performance Share Units	$3,000,000 (Full Annual Award)	$1,500,000 (Pro-Rated 2016 Award)	Pursuant to his employment agreement, Mr. Smith’s long-term incentive award granted in 2016 was pro-rated based on his service from July 1, 2015 to December 31, 2015. The actual number of units that will be earned will be based on 2016-2018 performance and the value of such earned units will be determined on the date of vesting. Does not include performance share units with a grant date value of $1,400,000 awarded to Mr. Smith in February 2016 in lieu of a cash bonus for 2015 that Mr. Smith had declined.
Total Direct Compensation	$7,200,000	$4,580,000

*	See 2016 Financial Performance below.

Stockholder Engagement and Impact of 2016 Say-on-Pay Vote

As discussed in more detail under Corporate Governance-Stockholder Engagement, during 2016, members of our Board of Directors and management spoke with and/or met with stockholders throughout the year. We reached out to our top 20 institutional investors who collectively own 72.5% of our outstanding shares, and spoke with representatives of 11 of these investors representing approximately 50% of our outstanding shares. Among the topics discussed was our executive compensation program. These investors consistently agreed that our executive compensation program was well designed and they were overwhelmingly supportive.

The Compensation Committee also considered the results of the annual stockholder “say-on-pay” vote on our executive compensation program, in addition to other input from our stockholders, when

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evaluating and determining compensation policies and the compensation for the CEO and the other named executive officers. The 2016 stockholder vote affirmed the Compensation Committee’s decisions for 2015, with 83% of votes cast approving our executive compensation program.

Notwithstanding these affirmations, the Compensation Committee made important changes to the program for 2016 in order to further align with best practices, as discussed below.

2016 Executive Compensation Changes

For 2016, the Compensation Committee approved changes to the executive compensation program as follows in order to implement best practices, drive performance and individual accountability, and better align executive and stockholder interests:

•	An annual cash bonus design for named executive officers:

–	70% of an executive’s target bonus amount is based on overall Company financial performance (aligned with the Company’s annual financial plan) and 30% is based on achievement of individual goals.

–	The maximum cash bonus payout is 200% of target.

•

Long-term incentives granted in the form of performance share units, with a return on invested capital (“ROIC”) performance target. For the awards granted in February 2016, a percentage of target units will vest based on performance over the three-year performance period and include a threshold level of performance (70% of target ROIC), below which no units will vest, and a stretch level of performance (130% of target ROIC), at which the maximum 200% of target units will vest.

•

The introduction of a customized proxy peer group as an additional reference point for use in comparative analyses of executive compensation pay levels and compensation plan design practices. See Market and Peer Group Reviews below.

In addition, at the 2016 annual meeting, our stockholders approved our new 2016 Annual Bonus Plan. The Compensation Committee will make cash awards for 2017 under this plan.

2016 Financial Performance

For 2016, we reported net income of $74.1 million (or $1.27 per diluted share), representing an increase of $30.4 million when compared to 2015, when we reported net income of $43.7 million (or $0.63 per diluted share). The comparison to the prior year is most significantly influenced by a $65.7 million income tax charge recorded in 2015 related to the repatriation of foreign earnings. Excluding this and other charges in both years, Adjusted Net Income in 2016 is $99.6 million (or Adjusted Diluted Earnings Per Share of $1.71), which is $43.5 million (30%) lower than Adjusted Net Income of $143.1 million (or Adjusted Diluted Earnings Per Share of $2.07) in 2015.

The lower level of Adjusted Net Income is principally due to the recent decline in the global art market, which resulted in a $1.5 billion (29%) decrease in net auction sales and an associated $112.9 million (17%) decrease in Agency segment gross profit. Notably, the impact of the decline in net

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auction sales was somewhat mitigated by an increase in auction commission margin from 14.3% to 17.1%, as well as a lower level of incentive and share-based compensation and a lower effective tax rate, excluding discrete items.

In this Compensation Discussion and Analysis, we refer to certain non-GAAP financial measures, including earnings before income taxes, depreciation and amortization (“EBITDA”), Adjusted Net Income and Adjusted Diluted Earnings Per Share. See Non-GAAP Financial Measures appearing in our Annual Report on Form 10-K for the year ended December 31, 2016 for a description and reconciliation of these non-GAAP measures to our audited U.S. GAAP financial statements, as presented in the Form 10-K.

Overview of Our Executive Compensation Program

Our executive compensation program aligns the goals and interests of our executives to those of our stockholders by awarding compensation based on company and individual performance and, if applicable, regional or business unit performance. Consistent with this approach, a majority of the named executive officers’ compensation is at risk and contingent upon achievement of specified company and individual performance goals. As a result, executive pay has varied meaningfully in recent years, in line with the variability in Company financial performance.

Executive Compensation Practices

We regularly review our executive compensation plans for continued alignment with our business strategy, and human resource objectives, as well as best practices. These best practices are summarized below as “what we do” and “what we don’t do:”

What We Do

✓    Employ a pay-for-performance executive compensation program whereby 81% of the CEO’s target total compensation and 65% of target total compensation of the other NEO’s as a group is at risk and contingent upon performance against specified company and individual goals.

✓     Require our executives to retain 50% of after-tax shares earned from the long-term incentive program until robust specified stock ownership guidelines are met.

✓     Use double-trigger change-in-control arrangements for all annual equity grants.

✓ Hold an annual vote on our executive compensation program.

✓    Have a recoupment, or “claw-back,” policy to recover compensation from executives in the event of a restatement of our financial statements.

✓    Engage an independent compensation consultant to provide advice to our Compensation Committee.

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What We Don’t Do

✗ Permit our executives or directors to hedge or pledge Company stock owned by them.

✗ Reward our executives with excessive perquisites or tenure-based benefits, such as pension plans and retiree medical benefits.

✗ Pay dividends on unearned performance share units.

✗ Make tax gross-up payments.

✗ Guarantee minimum cash or equity payouts.

Our Philosophy and Objectives

Our executive compensation philosophy seeks to maintain our competitive position by enabling us to attract, retain, develop, and incentivize key talent for our unique global art business, while concentrating a significant portion of executive compensation in performance-based cash and equity programs that align the interests of executives with those of our stockholders. Our compensation program design is consistent with this philosophy and provides incentives for our leadership to meet and exceed high individual and corporate performance standards, both annually and in the longer term, without encouraging excessive risk-taking.

The objectives of the executive compensation program are as follows:

•

Align executive and stockholder interests—Executive officers are rewarded for achieving long-term results. Executives and stockholder interests are aligned through the use of equity awards, rather than cash, as a meaningful portion of overall executive compensation. We also maintain stock ownership guidelines for our CEO and other executives and prohibit our executives from hedging or pledging common stock owned by them.

•

Pay-for-performance—A majority of our named executive officers’ compensation is tied to our business’ performance, both over the short-term and long-term. Our performance is evaluated against short-term goals that support our business strategy and long-term goals that measure the creation of sustainable stockholder value. Our incentive compensation programs carry the risk of no payouts when Company and individual performance goals are not met as well as provide for the opportunity to receive above target payouts when goals are exceeded. Other than base salary, our compensation arrangements do not have guaranteed minimum payments.

•

Achieve the right balance between cash and equity incentive pay—We aim to provide the appropriate mix of compensation elements, including finding a balance between annual cash and long-term equity incentive compensation. Cash payments primarily reward more recent performance, while equity awards encourage our named executives to continue to deliver results over a longer period of time and also serve as a retention tool.

•

Hire and retain talented executives—The quality of the individuals we employ at all levels of the organization is an important driver of our performance as a company, both in the short-term and in the long-term. Accordingly, it is critical for us to be able to hire and retain the best talent in the marketplace and one of the important tools to do so is to pay competitive total compensation. We have also established cliff vesting schedules for performance-based equity awards to help us retain valuable employees.

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•

Affordability of Compensation—Executive compensation does not exceed what we can reasonably afford. We regularly measure our compensation for all employees against a variety of financial metrics, including revenue, operating income, and EBITDA.

•	Provide limited perquisites—Perquisites for our executive officers are minimized and limited to items that serve a reasonable business purpose.

Our Process

Role of the Compensation Committee

The Compensation Committee oversees the design and administration of Sotheby’s executive compensation programs and evaluates these programs against competitive practices, legal and regulatory developments and corporate governance trends. As part of its processes and procedures for determining executive compensation, the Compensation Committee annually reviews and approves compensation-related performance goals and other objectives for our CEO and other executive officers. The Committee also annually evaluates and approves compensation packages to ensure that a significant portion is performance-based. The Committee establishes the specific performance targets which they will use to determine the compensation paid to our executives, determining both the incentives for above-target performance and consequences for below-target performance. The Committee also reviews and approves executive compensation policies, such as stock ownership requirements. During 2016, the Committee used the peer group and general market data as references when determining executive officer compensation. See Market and Peer Group Reviews.

Role of Compensation Consultant and Other Advisors

The Compensation Committee has the sole authority to retain and terminate outside counsel, compensation consultants and other advisors to assist it in carrying out its responsibilities and who are accountable to the Committee. The Compensation Committee retains an independent executive compensation consultant to assist in the development of compensation programs, evaluation of compensation practices and the determination of compensation awards. The role of the compensation consultant is to provide objective third-party data, advice and expertise in executive compensation matters. The compensation consultant reports directly to the Committee and not to management. The decisions made by the Compensation Committee are the responsibility of the Committee and reflect factors and considerations in addition to the information and recommendations provided by the compensation consultant and outside counsel.

Since August 2015, the Compensation Committee has engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent executive compensation consultant. For 2016, FW Cook advised the Committee on:

•	Peer group research and development

•	Individual employment arrangements

•	Executive officer pay benchmarking

•	Incentive compensation program design

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•	Executive severance plan design

•	Governance and regulatory trends

FW Cook provides no other services to the Company.

Pursuant to SEC and NYSE rules, the Compensation Committee is required to consider any conflicts of interest raised by the work of the Compensation Committee’s compensation consultants. After considering the relevant factors, the Compensation Committee determined that no conflicts of interest were raised by the work of its consultants. The Company and the Compensation Committee have instituted policies to avoid conflicts of interest raised by the work of the Compensation Committee’s compensation consultant.

Role of Management

The Compensation Committee determines the compensation of our CEO without management input. The Committee, with the input of the independent Chairman of the Board, evaluates the CEO’s performance and makes incentive pay decisions through a holistic assessment of Mr. Smith’s delivery of Sotheby’s financial goals and his progress against Sotheby’s strategic priorities to sustain long-term stockholder value. The Committee, together with the CEO, agrees upon his performance objectives at the beginning of the year. At the conclusion of the year, the CEO discusses with the Committee his performance against the agreed-upon objectives and progress against the strategic priorities, as well as his other accomplishments for the year. This assessment, in addition to Company performance, is used by the Committee to determine the compensation for the CEO.

The CEO, with the assistance of the Chief Human Resources Officer, annually reviews the performance of his direct reports for the year just ended, including the named executive officers, and presents to the Compensation Committee his performance assessments and compensation recommendations, including the recommended award for each component of the executive’s total compensation. Mr. Smith’s review consists of an assessment of the executive’s performance against company-level and individual goals and targets. The Compensation Committee then follows a review process with respect to these executives similar to that undertaken for Mr. Smith. After review and any adjustments, as appropriate, the Compensation Committee approves the compensation decisions for these executives.

Disclosure of Performance Metrics

Incentive plan targets are linked to our annual operating plan, which is approved by the Board. See Components of the Executive Compensation Program-Incentive Compensation below.

The Compensation Committee believes that our stockholders are better served by not disclosing specific historic or prospective financial targets, since our largest competitor, Christie’s, which is a privately-held, non-public company, and other privately-held direct competitors would then have valuable insight into Sotheby’s revenue and margin expectations, creating potential significant competitive harm to the Company and its stockholders. Christie’s and these other competitors are not required to, nor do they, disclose such information.

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In addition, in determining to maintain the confidentiality of financial targets to avoid competitive harm, the Committee has considered the materiality of these targets to investors as required by SEC rules. As details of the Board-approved annual operating plan (which provides the basis for these targets) have never been disclosed to the investing public, investors have not used that information in making investment decisions, and the failure to disclose these financial targets does not deprive current investors of material information necessary to decide whether to buy, sell or hold our securities. We reviewed our disclosure policy with many of our stockholders and they expressed minimal concern. See Stockholder Engagement and Impact of 2016 Say-on-Pay Vote.

Compensation Mix

Consistent with our philosophy of having a majority of the named executive officers’ compensation at risk and contingent upon specified company and individual performance goals, the following charts show the proportion of each of the principal compensation components to target total compensation for the CEO and for the other current named executive officers as a group for 2016. For Mr. Smith, 81% of his 2016 target total compensation was at risk, and of that amount, 52% is equity-based incentive granted in the form of performance share units (PSUs). For the other current named executive officers as a group, 65% was at risk, and of that amount, 51% is equity-based incentive granted in the form of PSUs. The percentage of total compensation at risk is greater for the CEO than for the other named executive officers because the CEO has ultimate responsibility for the Company’s performance and, therefore, should be most closely aligned with stockholders’ interests.

(1)	Based on annualized salary and incentives. Excludes perquisites (if any) and other compensation.

Market and Peer Group Reviews

For 2016, the Compensation Committee introduced a customized proxy peer group. The peer group was developed in conjunction with FW Cook. Given the lack of size-appropriate, publicly traded, direct business competitors of the Company, peer companies were evaluated to reflect the unique and complex nature of Sotheby’s operations with regard to critical business characteristics:

•	Relationship oriented businesses;

•	Focus on creative talent;

•	Luxury brands or specialty retailers; and

•	Global reach.

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The Committee then considered certain financial metrics to derive an appropriate number of peers within the business characteristic framework:

•	Revenue;

•	Market capitalization;

•	Market capitalization to revenue ratio;

•	Foreign revenue; and

•	Gross profit margin.

The Compensation Committee uses data derived from the peer group to inform decisions about overall compensation, compensation elements, optimum pay mix, and the relative competitive landscape of the executive compensation program. In addition to the peer group, the Committee will continue to use multiple reference points, including survey data, when establishing target compensation levels. During 2016, the Committee also periodically referenced general market data in addition to data from the peer group.

The companies included in our 14-company peer group for fiscal year 2016 are as follows (dollars in millions):

Company	GICS Subindustry	Most Recently Reported 4 Quarters (1)			Employees	October 31, 2016 Market Cap
		Revenue	Net Income	Total Assets
Booz Allen Hamilton Holding Corporation	IT Consulting and Other Services	$5,550	$301	$3,094	22,600	$4,526
Coach, Inc.	Apparel, Accessories and Luxury Goods	4,499	482	4,585	13,850	10,060
DreamWorks Animation SKG Inc. (2)	Movies and Entertainment	990	55	1,974	2,300	3,552
Evercore Partners Inc.	Investment Banking and Brokerage	1,403	85	1,462	1,400	2,085
Greenhill & Co., Inc.	Investment Banking and Brokerage	306	45	427	350	686
Heidrick & Struggles International, Inc.	HR and Employment Services	567	16	554	1,659	344
Kate Spade & Company	Apparel, Accessories and Luxury Goods	1,340	126	1,051	3,600	2,144
Korn/Ferry International	HR and Employment Services	1,400	11	1,925	6,947	1,181
Lazard Ltd.	Investment Banking and Brokerage	2,254	418	4,302	2,610	4,731
Legg Mason, Inc.	Asset Management and Custody Banks	2,728	(86)	8,255	3,066	2,976
Movado Group, Inc.	Apparel, Accessories and Luxury Goods	565	38	624	1,100	506
The New York Times Company	Publishing	1,560	44	2,357	3,560	1,755
Tiffany & Co.	Specialty Stores	3,975	447	5,103	12,200	9,170
Tumi Holdings, Inc. (2)	Apparel, Accessories and Luxury Goods	565	61	653	1,577	1,809
75th Percentile		$2,609	$257	$4,000	6,110	$4,283
Median		1,402	58	1,950	2,838	2,115
25th Percentile		673	39	753	1,598	1,324
Sotheby’s	Specialized Consumer Services	$833	($3)	$2,358	1,596	$1,905
— Percentile Rank		28%	7%	62%	25%	41%

Data Source: Standard & Poor’s Capital IQ

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(1)	As of October 31, 2016. Total assets reflect most recently reported quarter as of October 31, 2016; net income is before extraordinary items and discontinued operations.

(2)	Dreamworks Animation and Tumi Holdings were acquired by Comcast and Samsonite, respectively; market cap as of August 1, 2016.

Components of the Executive Compensation Program

The following describes the components that comprise our executive compensation program and post-employment compensation, the rationale for each component and how awards were determined for 2016.

Base Salary

Each executive receives a base salary to provide predictable income to the executive. The Compensation Committee sets executive base salaries after consideration of a variety of factors, including the executive’s role and responsibilities, individual performance, executive experience and skill set, the ability to attract and retain talented executives, and peer group and market data.

Incentive Compensation

Incentive compensation consists of annual incentive bonuses and long-term equity incentive awards. Formerly, the total incentive compensation pool funded incentives for NEOs whereby if, for example, an individual’s award level (based on annual performance) was 120% of target, then the individual would receive 120% of the individual’s combined cash and equity target amount. Beginning with 2016, the Company moved to a separate annual bonus incentive program that aligns payouts with the annual financial plan, and a separate long-term incentive program that provides long-term incentive awards that encourage our NEOs to continue to deliver results over a longer period of time and that serve as a retention tool. Under the 2016 incentive programs, each NEO has a separate bonus target and long-term incentive target.

Annual Bonus

For 2016, the Compensation Committee revised the annual bonus plan design in order to implement best practices, drive performance and individual accountability, and better align executive and stockholder interests. Under the revised annual bonus design, bonuses may be paid upon partial or full achievement of company and individual goals. For 2016, 70% of a named executive officer’s target bonus amount was based on overall Company financial performance (aligned with the Company’s annual financial plan) and 30% was based on achievement of individual goals. Annual bonuses for all named executive officers, other than Mr. Goss, are paid in cash. In accordance with his employment arrangement, the annual bonus for Mr. Goss is paid in the form of restricted stock units that vest equally over a three-year period.

The Committee maintains its perspective that disclosing certain performance goals would cause serious competitive harm to our Company, specifically the financial goals, which are related to our confidential strategic and operating plans. The Committee continues to believe that our stockholders are

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better served by not disclosing this information, particularly with respect to our largest competitor, which is a privately held, non-public company. See Overview of Our Executive Compensation Program—Disclosure of Performance Metrics above.

•

Determination of Individual Awards for Named Executive Officers—Each named executive officer has an individual bonus target. The bonus target for Mr. Smith is determined pursuant to his employment agreement. The terms of Mr.  Smith’s employment agreement are described below under Executive Compensation-Employment Arrangements; Potential Payments upon Termination or Change-in-Control. The Compensation Committee sets the bonus target amounts for the other named executive officers at the beginning of each year.

Bonuses are calculated as follows:

•

70% of an executive’s target bonus amount is based on overall Company financial performance (aligned with the Company’s annual financial plan). The Compensation Committee set a threshold performance level corresponding to 70% achievement of the goal included in the Company’s annual financial plan, and a maximum performance level corresponding to 130% or higher achievement of such goal.

•	30% of an executive’s target bonus amount is based on an assessment of the executive’s leadership and performance against the executive’s individual goals.

•	Overall, bonus payouts can be from 0% up to 200% of each executive’s individual bonus target.

For 2016, the bonus target opportunities were as follows:

•	Mr. Smith’s annual bonus target was 200% of his base salary, or $2,800,000.

•	Mr. Goss’ annual bonus target was $750,000.

•	Mr. Goodman’s annual bonus target was $775,000.

•	Ms. Nadler’s annual bonus target was $235,000.

•	Mr. Olsoff’s annual bonus target was $270,000.

•

Test for Reasonableness—As an additional control, after determining payouts based on company and individual performance, the Committee then reviews the overall Company compensation-to-revenue ratio (i.e., total compensation and benefits to total operating revenues) against a range (29% to 39%) previously established by the Committee in order to assess whether there is an appropriate level of total Company compensation cost for the year.

Despite Mr. Smith’s many achievements in 2016 and the superior performance evaluations provided by Mr. Smith with respect to the other named executive officers, bonus payments to Mr. Smith and the other named executive officers for 2016 performance were significantly below target (60% of target) and were below amounts paid in recent years because we did not fully meet our financial goals (as aligned with the Company’s annual financial plan), given the challenging market. See February 2017 Named Executive Officer Compensation Actions for details on such achievements and for actual payouts for 2016.

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Long-Term Equity Incentives

We use long-term equity incentives to reward executives for achieving long-term results. This aligns executives’ and stockholders’ interests.

As discussed above under Incentive Compensation, the Company transitioned to a separate long-term incentive pool based on the sum of employee long-term incentive targets for awards granted in February 2016. The long-term incentive pool is subject to a guideline run rate cap of 1.65% of common stock outstanding that was established by the Committee.

Each NEO had a long-term incentive target that was then awarded in the form of PSUs in the first quarter of 2016. The Committee selected ROIC as the performance metric for these awards as it is the Committee’s view that this metric is a robust indicator of Company performance that is aligned with stockholders; it takes into account operating performance and balance sheet health, and is complementary, not duplicative with the annual bonus metrics. ROIC reflects the level of profitability generated by the Company, as well as the efficiency of capital deployed to drive that profitability. These PSU awards will be earned based on the Company’s ROIC performance versus a target ROIC over a three-year period (January 1, 2016 to December 31, 2018) as shown below. The target ROIC was established based on the Company’s 2016 annual financial plan, applying a growth factor for years two and three of the performance period. As detailed in Disclosure of Performance Metrics above, the Company does not disclose financial targets.

3-year ROIC Performance (1)	% of Units that are Earned (1)
≥ Stretch (≥ 130% of Target)	200%
Target	100%
Threshold (70% of Target)	50%
<Threshold (<70% of Target)	0%

(1)	Straight-line interpolation will be used to determine % of eligible units that are earned for results between the stated ROIC performance levels above.

Vesting of Prior Year PSU Awards

In March 2017, the Committee certified the level of 2016 pre-tax earnings and associated vesting for two prior-year performance share unit awards (awards granted in 2013 and 2014). The 2013 award is the last that has a four-year graded vesting schedule; the 2014 award is the first with a three-year cliff vesting schedule. As detailed in Disclosure of Performance Metrics above, the Company does not disclose financial targets.

•

For PSU awards granted in 2013, 23.3% of the total award vested in March 2017. This vesting was the fourth and final year of vesting for this grant. Including the PSUs that vested in prior years, 99.6% of the total PSU award vested.

•	For PSU awards granted in 2014, 88.7% of the award vested in March 2017. This award had a single three-year cliff vest.

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Degree of Difficulty of 2016 Performance Targets

Historically, NEO incentive awards have demonstrated a high degree of variability when compared to the individual NEO targets, reflecting the Company’s pay-for-performance philosophy. For annual bonus awards made with respect to 2013 through 2016, payouts ranged from 60% to 180% of individual NEO targets. Whether an NEO is likely to meet his individual financial and non-financial performance targets is a complex assessment, resulting in part from the individually-tailored nature of the targets as well as the unpredictable business environment. For bonus awards in respect to 2016 performance, each NEO was required to fulfill substantially challenging individual performance goals in order to receive target incentive compensation. In the Committee’s view, these goals were established at levels that were very challenging to achieve, but with appropriate internal governance processes in place to mitigate undue risk taking. An indication of the degree of difficulty of performance targets is evidenced by the payout of the 2016 annual incentive bonus for named executive officers at 60% of target.

As discussed under Incentive Compensation above, the Committee believes that disclosing the specific financial and non-financial goals would result in significant competitive harm to the Company.

Executive Benefit Programs

We provide benefits to our named executive officers on the same basis as all of our non-union, full-time employees. These benefits consist of medical, dental and vision insurance, basic life, AD&D and disability insurance, and contributions to our 401(k) retirement savings plan.

United States Retirement Savings Plan. The Sotheby’s, Inc. Retirement Savings Plan, a 401(k) plan, is the primary retirement benefit offered to all United States employees. Participants are provided a maximum matching Company contribution of up to 3% of eligible compensation. Also, participants receive Company profit sharing contributions to the 401(k) plan if the Compensation Committee, in its discretion, declares a profit sharing contribution for that year. As a result of the Company’s financial performance in 2016, the Committee approved a 2% profit share contribution; the Committee previously awarded a 2% profit share contribution in respect to 2015 and 2014 performance.

United States Deferred Compensation Plan. The named executive officers and other U.S. senior staff may participate in the Sotheby’s Deferred Compensation Plan. See Non-Qualified Deferred Compensation Benefits table below. This plan allows participants for whom contributions to the 401(k) plan are limited by Internal Revenue Code regulations to defer annually a portion of their pre-tax income from the Company and the Company credits participant accounts on the same basis as for the 401(k) plan, as discussed above. The Deferred Compensation Plan provides participants with a broad menu of investment crediting options which track a portfolio of various deemed investment funds.

Executive Severance Plan Benefits

To attract talented executives, support retention objectives and ensure that executives review potential corporate transactions with objectivity and independence, we provide certain post-employment benefits to the named executive officers.

Effective February 24, 2016, the Compensation Committee adopted the Executive Severance Plan (the “Severance Plan”), which covers, among others, the named executive officers other than Mr. Smith.

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Upon the expiration of the individual severance arrangements discussed under Executive Compensation—Employment Arrangements; Potential Payments upon Termination or Change-in-Control below, the executives will become subject to the Severance Plan. Severance arrangements for Mr. Smith will continue to be governed by his employment agreement. See Employment Arrangements; Potential Payments upon Termination or Change-in-Control—Thomas S. Smith, Jr.

Under the terms of the Severance Plan, if the executive’s employment is terminated without “cause” (as defined in the Severance Plan) and not during a change in control protection period, we would be required to pay the executive: (i) an amount equal to 18 months of his or her base salary; (ii) an amount equal to one and half (1.5) times the amount of his or her target bonus; (iii) a pro-rata bonus for the year of termination based on actual performance and the number of days worked in the year of termination; and (iv) payments equal to the executive’s actual cost of COBRA coverage for 18 months.

If the executive’s employment is terminated without “cause” and during a change in control protection period, we would be required to pay the executive: (i) an amount equal to two (2) times his or her base salary; (ii) an amount equal to two (2) times the amount of his or her target bonus; (iii) a lump sum payment equal to his or her pro-rata target bonus for the year of termination based on the number of days worked in the year of termination and (iii) a lump sum payment equal to the executive’s actual cost of COBRA coverage for 18 months.

The Company’s change-in-control arrangements promote the unbiased and disinterested efforts of our executives to maximize stockholder value before, during and after a change-in-control of the Company that may impact the employment status of the executives. The Compensation Committee set the severance amounts payable upon a change-in-control based on market reviews. The change-in-control arrangements are subject to “double-trigger” vesting and do not include gross-up payments for excise taxes imposed under Section 280G of the Code as a result of severance payouts.

To the extent an executive would be subject to any excise taxes under Section 280G of the Internal Revenue Code, the amounts he or she would be entitled to receive would be “capped” to avoid any excise tax unless the total payments to be received by him or her without regard to a cap would result in a higher after-tax benefit. The executive would be responsible to pay any required excise tax.

The executive must sign a release of claims against the company in order to receive these payments. As a condition of participation, the executive must agree to restrictive confidentiality, non-disparagement, non-compete, and non-solicitation of customers, suppliers and employees provisions.

Perquisites

In order to provide comprehensive and competitive compensation packages to its named executive officers, we provide a limited number of perquisites to these individuals, including financial planning services, in addition to benefits available to all Sotheby’s full time employees. Although we consider these perquisites to be reasonable, especially when considered in the context of total compensation delivered to executives relative to the performance of the business, we have discontinued such perquisites for 2017. We do not make gross-up payments.

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February 2017 Named Executive Officer Compensation Actions

In February 2017, the Compensation Committee met to evaluate the performance of our CEO and the other named executive officers, to determine any base salary increases, annual cash bonus payouts, and long-term incentive awards.

Mr. Smith

Mr. Smith’s incentive compensation reflects the Committee’s view of his first full year as Sotheby’s CEO and takes into account both the financial performance of the Company (as discussed under 2016 Financial Performance above), as well as his substantial achievements on the four key priorities set forth under Executive Summary-2016 Highlights, as noted below:

Strategic Priorities	2016 Achievements
Develop and implement a compelling growth strategy.

• Improved Sotheby’s market-share in the key Impressionist and Contemporary Art categories, while significantly increasing the Company’s auction commission margin.

• Concluded several key acquisitions, including Art Agency, Partners, The Mei Moses Art Indices, and Orion Analytical, each of which is intended to strengthen Sotheby’s competitive position in the marketplace for both auction and private sales. (See Executive Summary—2016 Highlights, above, for details of these acquisitions.) These acquisitions were fully integrated into the Company during 2016.

–     Formed a new Fine Arts Division.

–     Launched a new art advisory service.

Embrace technology more effectively, both internally and through client-facing products.

• Initiated a series of technological innovations.

–     Launched Sotheby’s Museum Network, an online destination for video content by, and about, the world’s leading museums.

–     Launched a new generation of mobile platforms: iPhone, iPad, Android, AppleTV, Amazon Fire, and Samsung Smart TV, enabling clients to live-stream auctions, review results, and experience audio tours of our exhibitions.

–     Grew digital participation across both online and live auctions, driving a record number of new clients to Sotheby’s.

–     Modernized Sotheby’s technology infrastructure and improved credit card payment capability.

Allocate capital wisely.

• Implemented a restructured capital allocation strategy.

–     Thoroughly assessed capital requirements, including risk profile and growth opportunities.

–     Strengthened financial rigor around deal-making.

–     In 2016, returned $360 million to stockholders through our common stock repurchase program (13.1 million shares repurchased, or 20% of shares outstanding).

–     Year-end share price increased 54.7% over year-end 2015.

Attract, develop, and retain the organizational talent necessary to achieve the first three priorities.

• Strengthened the senior management team and promoted/added talent across the business, globally.

• Implemented a new robust, organization-wide, performance-based incentive compensation program, effective for 2016.

Despite these achievements, the Committee, in consultation with the Chairman of the Board, determined that the bonus payment to Mr. Smith for 2016 performance should be significantly below target (60% of target) because we did not fully meet our financial goals (as aligned with the Company’s annual financial plan), given the challenging market environment.

54 |	2017 Proxy Statement

Compensation Discussion and Analysis

Other Named Executive Officers

For the other named executives, performance was evaluated based on the same financial criteria as for Mr. Smith, as well as against individual goals. The Compensation Committee took into account a performance evaluation provided by Mr. Smith against the executives’ individual goals, including a qualitative assessment of the executives’ contributions and effectiveness on an individual basis and as leaders of the organization. As disclosed below, despite superior performance evaluations provided by Mr. Smith, bonus payments to such officers for 2016 performance were significantly below target (60% of target) and were below amounts paid in recent years because we did not fully meet our financial goals (as aligned with the Company’s annual financial plan), given the challenging market.

The Compensation Committee reviewed Mr. Smith’s performance assessments for each executive and his recommendations with respect to base salary, annual cash incentive bonus payouts and long-term incentive awards. The Committee then discussed the assessments of each named executive officer and approved the 2016 annual cash bonus payouts and base salary, bonus targets and long-term incentive awards for 2017, in each case as set forth in the tables below.

	2016 Bonus Payouts
Name	Bonus Target	Bonus Payout (1)	Payout versus Target
	($)	($)	(%)
Mr. Smith	$2,800,000	$1,680,000	60%
Mr. Goss	$750,000	$450,010	60%
Mr. Goodman	$775,000	$465,000	60%
Ms. Nadler	$235,000	$141,000	60%
Mr. Olsoff	$270,000	$162,000	60%

(1)	Bonus payments for all named executive officers, except Mr. Goss, are made in cash. In accordance with his employment letter, Mr. Goss received his 2016 annual bonus in the form of restricted stock units (11,410 units). Bonuses for 2016 performance were paid in February 2017.

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Compensation Discussion and Analysis

	2017 Compensation

	2017 Base Salary		2017 Bonus	2017 Long-Term Incentives
Name	2017 Base Salary (1)	Increase over 2016 Base Salary	2017 Bonus Target	Total Long-Term Incentive Value Awarded (2)	Performance Share Units Awarded (3)	Restricted Stock Units Awarded (4)
	($)	(%)	($)	($)	(#)	(#)
Mr. Smith	$1,400,000	0%	$2,800,000	$3,000,004	76,065	—
Mr. Goss	$750,000	0%	$750,000	$750,070	9,509	9,509
Mr. Goodman	$750,000	15%	$750,000	$750,070	9,509	9,509
Ms. Nadler	$484,100	3%	$242,100	$340,052	4,311	4,311
Mr. Olsoff	$510,000	28%	$300,000	$500,020	6,339	6,339

(1)	For Messrs. Goodman and Olsoff and Ms. Nadler, reflects market adjustments to their base salaries, in each case effective January 1, 2017. Base salary for Ms. Nadler and Mr. Olsoff was determined to be at or below the 25th percentile against the Company’s peer group. For Mr. Goodman, his salary increase was part of a re-allocation of his total compensation to be in line with similarly-situated officers. His total target compensation only increased 2% over 2016 levels.

(2)	The amounts in this column represent the value of long-term incentives awarded (valued at the $39.44 closing price per share on the day prior to the grant date).

(3)	The amounts in this column represent the number of PSUs granted in February 2017 for the 2017-2019 performance period. PSU grants represent 100% of total long-term incentive awards made to Mr. Smith and 50% of total long-term incentive awards made to the other named executive officers.

(4)	The amounts in this column represent the number of RSUs granted in February 2017. RSU grants represent 50% of total long-term incentive awards made to the named executive officers other than Mr. Smith, who received his long-term incentive award entirely in PSUs.

2017 Executive Compensation Preview

For 2017, the Compensation Committee approved changes to the executive compensation program as follows:

•	Annual bonus awards for 2017 will be awarded under the 2016 Annual Bonus Plan, which was approved by the stockholders at the 2016 Annual Meeting of Stockholders in May 2016.

•

Beginning in 2017, long-term incentive awards for executive officers, including the named executive officers, but excluding Mr. Smith, will be granted 50% in the form of PSUs and 50% in the form of RSUs. Awards for Mr. Smith will continue to be 100% in the form of PSUs. The Committee determined to make this change from 100% PSU awards for the other NEOs to align the long-term incentive program with our peer group and standard market practice, while still closely aligning the financial interests of executive officers with the promotion of sustained stockholder value, and maintaining focus on delivering and rewarding longer-term

56 |	2017 Proxy Statement

Compensation Discussion and Analysis

performance. In addition, including an RSU component in the executive’s compensation program serves as a stronger retention tool. The RSUs awards granted in February 2017 will vest in three equal annual installments commencing one year after grant.

•

Long-term incentives granted in the form of performance share units will continue to have a return on invested capital (“ROIC”) performance target. For the PSU awards granted in February 2017, a percentage of target units will vest based on performance over the three-year performance period and include a threshold level of performance (70% of target ROIC), below which no units will vest, and a stretch level of performance (130% of target ROIC), at which the maximum 200% of target units will vest.

Other Policies and Considerations

Compensation Recoupment (“Claw-back”) Policies

Effective January 1, 2015, the Company adopted a compensation recoupment, or “claw-back,” policy. The policy provides that in the event the Company is required to restate its financial statements due to material noncompliance with financial reporting requirements under the securities laws, any current or former executive officer, including the named executive officers, the chief accounting officer and the regional heads of finance, may be subject to;

•	reimbursement of compensation received under the Company’s annual incentive compensation programs; and

•

cancellation of outstanding equity awards and reimbursement of any gains realized on the exercise, settlement or sale of equity awards. The total amount of performance-based compensation that the Committee may require to be recouped shall not exceed the difference between (i) the amount of incentive compensation calculated based upon the achievement of certain performance metrics or financial results that were subsequently adjusted due to a financial restatement less (ii) the lower payment that would have occurred based upon the financial restatement.

In order for compensation to be recouped under this policy, it must have been received during the three-year period preceding the date on which the restatement is required to be prepared. Benefits other than annual cash incentive and time-based and performance-based equity awards, such as earnings under the Company’s various retirement plans, are not subject to recoupment under this policy.

We will review the terms of this recovery policy in light of the requirements under the Dodd-Frank Act and will make any necessary changes to be in compliance once final regulations have been issued.

Executive Stock Ownership Policy

In order to reinforce management alignment with our stockholders, send a positive signal about management’s commitment and confidence in the Company and its future, and keep pace with best practices and institutional investor principles, the Compensation Committee established revised stock ownership guidelines for our CEO and other senior executives. Pursuant to the guidelines, senior executives are expected to own shares of the Company’s common stock having a specified minimum value based on a multiple of salary as set forth in the guidelines. Each year, the minimum value

2017 Proxy Statement	| 57

Compensation Discussion and Analysis

ownership requirement is converted to a number of shares based on the average of the closing stock prices for the 20 consecutive trading days ending on the last trading day of the prior year (for 2016, the first year of the revised guidelines, the 20 day period ended on May 5, 2016, the date of adoption of the revised guidelines). Target ownership requirements vary by level, whereby an executive is assigned to a tier based on position, salary, and target equity award levels. Unvested restricted stock, unvested restricted stock units and unearned performance share units are not counted for purposes of fulfilling the guidelines. At such times as an officer subject to the guidelines does not meet his or her ownership guideline, the executive will be required to hold 50% of the Company’s stock that the executive acquires after that date through the Company’s equity compensation programs, excluding shares sold to pay related taxes. All shares owned outright by the executive (including spouse and children) as well as shares held in retirement plans, will count toward the target. The ownership targets for the named executive officers are as follows:

Name	Stock Ownership Target (Multiple of Salary)
Mr. Smith	6.0x
Mr. Goss	4.0x
Mr. Goodman	3.0x
Ms. Nadler	2.0x
Mr. Olsoff	2.0x

The Compensation Committee monitors compliance for all executive officers, including the named executive officers, and failure to comply could jeopardize an executive’s right to receive future equity awards.

Anti-Hedging and Anti-Pledging Policy

Our Policy on Trading in Sotheby’s Securities, which applies to all of our employees and Directors, provides that no employee or Director may, at any time, (i) engage in any transaction in publicly traded options on our common stock or any other transaction to hedge a position in our securities; or (ii) sell our common stock “short,” except as part of a “cashless” or other exercise of stock options granted by us; or (iii) pledge any of our securities as collateral for a loan or hold any of our securities in a margin account.

Tax Treatment of Compensation

The Compensation Committee has taken into consideration Section 162(m) of the Internal Revenue Code regarding executive officer compensation. Section 162(m) generally prohibits the Company from deducting compensation of the named executive officers (other than for the chief financial officer) exceeding $1.0 million unless considered “qualified performance based compensation” within the meaning of Section 162(m). Only compensation that is paid as a result of achieving objective performance criteria is considered “qualified performance-based compensation” within the meaning of Section 162(m).

58 |	2017 Proxy Statement

Compensation Discussion and Analysis

Cash bonuses for named executive offices and other executive officers may be made under the Company’s Executive Bonus Plan, which provides objective performance criteria intended to allow the compensation to qualify for deductibility under Section 162(m). In determining the incentive compensation for named executive officers, the Committee first certifies whether the minimum Section 162(m) performance threshold under the Executive Bonus Plan has been met. If the minimum Section 162(m) performance threshold has been met, the Committee uses downward (or “negative”) discretion to determine the award for each named executive officer from the maximum amount permitted under Section 162(m). The Committee considers financial, operational, strategic, and leadership performance, as well as achievement of individual goals, among other factors, to establish the final award level for each named executive officer. However, the amount and type of incentive compensation paid to each named executive officer is not fully derived formulaically.

Eligibility for tax-deductibility of the Company’s incentive compensation under Section 162(m) is determined with reference to a single financial threshold established annually by the Committee, at the beginning of the year. For 2016, that threshold was established as $100 million of EBITDA, adjusted to exclude any restructuring charges recorded pursuant to U.S. GAAP accounting. Apart from determining objectively whether the pay for named executive officers is eligible for tax-deductibility under Section 162(m), this 162(m) target has no other applicability to compensation decisions. Accordingly, the Company sees no competitive harm in disclosing this EBITDA target. The Committee established a $3.8 million individual maximum award payable under the Executive Bonus Plan that was approved by stockholders on May 8, 2012. The Compensation Committee may adjust this amount down from year to year, although it did not do so for 2016.

In 2016, the performance threshold established by the Committee was significantly exceeded. The Committee nevertheless used negative discretion to lower the cash awards for the named executive officers from the 2016 $3.8 million maximum award, to levels that are consistent with the level of incentive awards to all other participants in the company-wide incentive program and each named executive officer’s individual goal achievements. These awards are shown under February 2017 Named Executive Officer Compensation Actions above.

The named executive officers would not have qualified for or received payouts under the Executive Bonus Plan with respect to 2016 performance if we had not achieved the $100 million EBITDA threshold. No performance targets other than EBITDA were used to determine whether incentive compensation payouts under the Executive Bonus Plan would be made with respect to 2016 performance.

2017 Section 162(m) Deductibility

In order for awards under the Company’s Executive Bonus Plan or the Restricted Stock Unit Plan to be eligible for deductibility under Section 162(m), the plans must be approved by stockholders at least every five years. The Executive Bonus Plan was most recently approved by the stockholders at the 2012 Annual Meeting of Stockholders and the Company’s Restricted Stock Unit Plan was most recently approved by stockholders at the 2013 Annual Meeting of Stockholders The 2016 Annual Bonus Plan, approved by the stockholders at the 2016 annual meeting, will replace the Executive Bonus Plan for 2017.

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Compensation Discussion and Analysis

For 2017, the Committee established a minimum $100 million consolidated EBITDA (adjusted to exclude any restructuring charges recorded pursuant to U.S. GAAP accounting) performance threshold under the Annual Bonus Plan for cash bonus awards. Assuming the minimum performance threshold is met, each individual will be eligible for a cash award of up to $7.5 million; however, the Committee will exercise its negative discretion so that the amounts of actual awards under the Annual Bonus Plan are consistent with the level of awards to the other participants in the company-wide incentive program.

For performance share units, the Committee established a minimum three-year $300 million consolidated EBITDA (adjusted to exclude any restructuring charges recorded pursuant to U.S. GAAP accounting) performance threshold under the Restricted Stock Unit Plan, in addition to the ROIC performance goal referred to under Components of the Executive Compensation Program-Incentive Compensation-Long-Term Equity Incentive Compensation. For performance share units, each individual will be eligible for the vesting of up to 200% of target units granted.

For the granting of restricted stock unit awards in February 2018 for those named executive officers eligible to receive them, the Committee established a minimum $100 million consolidated EBITDA (adjusted to exclude any restructuring charges recorded pursuant to U.S. GAAP accounting) performance threshold under the Restricted Stock Unit Plan. For RSU awards, each individual will be eligible to receive up to 100% of the target amount of the units.

Apart from determining objectively whether the pay for named executive officers is eligible for tax-deductibility under Section 162(m), the Section 162(m) targets have no other applicability. Accordingly, the Company sees no competitive harm in disclosing the 2017 EBITDA targets for cash and long-term incentive awards.

The rules and regulations promulgated under Section 162(m) are complex and subject to change from time to time, sometimes with retroactive effect. There can be no guarantee, therefore, that amounts potentially subject to the Section 162(m) limitations will be treated by the Internal Revenue Service as qualified performance-based compensation under Section 162(m) of the Internal Revenue Code and/or deductible by the Company. A number of requirements must be met under Section 162(m) in order for particular compensation to qualify for the exception such that there can be no assurance that “qualified performance-based” compensation under the Executive Bonus Plan and the Restricted Stock Unit Plan will be fully deductible under all circumstances.

Non-Section 162(m) Compensation

We may award amounts that are not deductible under Section 162(m) if the Compensation Committee determines that it is in the best interest of the Company and our stockholders to do so.

60 |	2017 Proxy Statement

Compensation Committee Report

Compensation Committee Report

The Compensation Committee of our Board of Directors has submitted the following report for inclusion in this proxy statement:

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K.

The foregoing report is provided by the following directors, who constitute the Committee:

Submitted by:

Jessica M. Bibliowicz, Chair

Kevin C. Conroy

Diana L. Taylor

Dennis M. Weibling

Harry J. Wilson

The information contained in the foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall the information be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference in a filing.

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Summary Compensation Table

Summary Compensation Table

The following table presents compensation information for each of our named executive officers. As required by SEC rules, the table includes:

•	each person who served as chief executive officer or chief financial officer at any time during 2016; and

•	the three other most highly compensated persons serving as executive officers at year end.

In this table, equity awards are shown as compensation for the year in which they were granted based on their grant date fair values for accounting purposes. Accordingly, the 2016 stock amounts below consist of awards granted in 2016 even if they have not yet vested; these columns do not describe financial benefits actually realized by the executives.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
Thomas S. Smith, Jr.
President and	2016	$1,400,000	—	$2,900,006	$1,680,000	$58,174	$6,038,180
Chief Executive Officer (4)	2015	$1,055,385	$1,100,000	$16,472,294	—	$22,212	$18,649,891
Michael Goss
Executive Vice President and	2016	$574,038	—	$750,019	—	$13,004	$1,337,061
Chief Financial Officer (4)
Dennis M. Weibling
Former Interim Chief	2016	—	—	$450,001	—	—	$450,001
Financial Officer (4)(5)
David Goodman
Executive Vice President,	2016	$650,000	—	$775,007	$465,000	$33,282	$1,923,289
Digital Developing and	2015	$379,167	$450,000	$450,004	$452,083	$7,184	$1,738,438
Marketing (4)
Lisa Nadler
Executive Vice President and	2016	$470,000	—	$340,002	$141,000	$18,033	$969,035
Worldwide Head of	2015	$156,667	$250,000	$250,026	$78,333	$1,502	$736,528
Human Resources (4)
Jonathan A. Olsoff
Executive Vice President and	2016	$400,000	—	$280,004	$162,000	$45,865	$887,869
General Counsel (4)	2015	$400,000	—	$152,054	$247,500	$60,929	$860,483

(1)	The amounts shown in this column represent the grant date fair value, pursuant to Topic 718, of the stock awards granted in the applicable year.

The stock awards referred to in this column consist of grants of performance share units (other than for Mr. Weibling). The value of such performance share unit awards assuming that the highest level of performance is achieved would be as follows: Mr. Smith: $5,800,011; Mr. Goss: $1,500,038; Mr. Goodman: $1,550,014; Ms. Nadler: $680,004; and Mr. Olsoff: $560,008.

The amount in this column (and in the paragraph above) for Mr. Smith for 2016 reflects an additional award of PSUs with a grant date value of $1.4 million. As disclosed in the 2016 proxy statement, this award was made to Mr. Smith in February 2016 in lieu of a 2015 incentive cash award of the same value that Mr. Smith had declined. Also see footnote (2) below.

For a discussion of valuation assumptions, see Note 21 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016. For additional details regarding the stock awards, see Grants of Plan-Based Awards table below and the accompanying narrative.

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Summary Compensation Table

(2)	The amounts shown in this column represent cash awards made under the Executive Bonus Plan. Awards for each year are generally paid at the end of February (but not later than March 15) of the following year. In accordance with his employment agreement, Mr. Goss receives an annual award of restricted stock units and does not receive an annual cash award. Note that the amount in this column for Mr. Smith for 2015 (and the “Total” amount) has been revised from that previously disclosed. Mr. Smith declined the $1.4 million incentive cash award for 2015 that was made to him. Accordingly, the amount in this column for 2015 has been deleted. As noted in footnote (1) above, the Compensation Committee granted Mr. Smith PSUs in lieu of the cash award, which is reflected in the Stock Awards column for 2016.

(3)	The amounts disclosed in this column for 2016 consist of:

a.	Mr. Smith. Company payments of life insurance premiums; Company contributions under the Retirement Savings Plan of $13,250; and Company allocations under the Company’s Deferred Compensation Plan of $42,750.

b.	Mr. Goss. Company payments of life insurance premiums; Company contributions under the Retirement Savings Plan of $7,950; and Company allocations under the Company’s Deferred Compensation Plan of $3,300.

c.	Mr. Goodman. Company payments of life insurance premiums; Company contributions under the Retirement Savings Plan of $12,283; and Company allocations under the Deferred Compensation Plan of $19,282.

d.	Ms. Nadler. Company payments of life insurance premiums; Company contributions under the Retirement Savings Plan of $8,733; and Company allocations under the Deferred Compensation Plan of $8,500.

e.	Mr. Olsoff. Personal financial planning fees of $10,000; Company payments of life insurance premiums; Company contributions under the Retirement Savings Plan of $13,250; and Company allocations under the Deferred Compensation Plan of $18,735.

(4)	Information for Messrs. Smith, Goodman and Olsoff and Ms. Nadler is not provided for 2014 because they were not named executive officers for those years. Mr. Smith joined the Company on March 31, 2015, Mr. Goodman joined the Company on June 1, 2015, and Ms. Nadler joined the Company on September 1, 2015. Mr. Olsoff was promoted to his current position effective May 5, 2015. Information for Messrs. Goss and Weibling is not provided for 2015 and 2014 because they were not named executive officers for those years. Mr. Goss joined the Company on March 28, 2016, and Mr. Weibling held the position of Interim Chief Financial Officer from January 1, 2016 to March 28, 2016.

(5)	Mr. Weibling’s only compensation as Interim Chief Financial Officer was the restricted stock unit awards described below following the Grants of Plan-Based Awards table.

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Grants of Plan-Based Awards

Grants of Plan-Based Awards

The following table sets forth information concerning cash awards under our non-equity incentive compensation plan (the Executive Bonus Plan) for 2016 and grants of stock made during 2016 to the named executive officers.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock Awards (1) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas S. Smith, Jr.
Cash bonus award	2/09/16	$1,400,000	$2,800,000	$5,600,000
Performance share unit award	2/09/16				61,676	123,352	246,704		$2,900,006
Michael Goss (2)
Performance share unit award	3/28/16				15,043	30,085	60,170		$750,019
Dennis Weibling
Restricted stock unit award	1/31/16							17,469	$450,001
David Goodman
Cash bonus award	2/9/16	$387,500	$775,000	$1,550,000
Performance share unit award	2/9/16				16,483	32,965	65,930		$775,007
Lisa Nadler
Cash bonus award	2/9/16	$117,500	$235,000	$470,000
Performance share unit award	2/9/16				7,231	14,462	28,924		$340,002
Jonathan A. Olsoff
Cash bonus award	2/9/16	$135,000	$270,000	$540,000
Performance share unit award	2/9/16				5,955	11,910	23,820		$280,004

(1)	See footnote (1) to the Summary Compensation Table for a description of the methods used to determine the grant date fair value of stock awards.

(2)	Mr. Goss received his 2016 annual bonus payable in the form of restricted stock units in accordance with the terms of his employment agreement. Mr. Goss was awarded 11,410 restricted stock units on February 7, 2017. These units will be reflected in the Summary Compensation Table in the 2018 proxy statement. See Compensation Discussion and Analysis—February 2017 Named Executive Officer Compensation Actions elsewhere in this proxy statement.

Cash awards under the Executive Bonus Plan for 2016 shown under the Estimated Possible Payouts Under Non-Equity Incentive Plan Awards columns were paid in the first quarter of 2017 based on performance metrics set for 2016 and achievement of individual goals, as described above under Compensation Discussion and Analysis—Components of the Executive Compensation Program—Incentive Compensation. The cash bonus target for Mr. Smith is determined pursuant to his employment agreement. Cash bonus targets under the Executive Bonus Plan for the other named executive officers are set pursuant to their employment arrangements or by the Compensation Committee. Payouts can be 0% up to 200% of the target. Mr. Goss receives an annual bonus paid in the form of restricted stock units. Accordingly, these units will be reflected in the Summary Compensation Table in the 2017 proxy statement. The actual amounts of the cash bonus awards for 2016 for the named executive officers are reported above in the Summary Compensation Table in the column entitled Non-Equity Incentive Plan Compensation.

64 |	2017 Proxy Statement

Grants of Plan-Based Awards

The awards shown under the Estimated Future Payouts Under Equity Incentive Plan Awards columns are performance share units under the Restricted Stock Unit Plan granted in 2016. Grant date fair values of such awards are determined in accordance with Topic 718. See footnote (1) to the Summary Compensation Table. The amounts shown represent the range of shares that may be released at the end of the performance period for such grants assuming achievement of threshold, target or maximum performance. If performance is below threshold for the three-year performance period, no shares will be released at the end of the period. Dividends on performance share units, to the extent dividends are paid on our common stock, will be accrued and paid out at the end of the three-year performance period only with respect to shares that are earned and released. On January 21, 2016, the Board of Directors eliminated the quarterly cash dividend. See the discussion of performance share unit awards under Compensation Discussion and Analysis—Components of the Executive Compensation Program—Long-Term Equity Incentive Compensation.

The stock award shown under the All Other Stock Awards column in the above table is a grant of restricted stock units to Mr. Weibling for his service as Interim Chief Financial Officer. The grant vested in full in the first quarter of 2016 and will be distributed to Mr. Weibling in three equal annual installments on March 5, 2020, March 5, 2021 and March 5, 2022. Mr. Weibling is entitled to receive dividends equivalents on these restricted stock units at the same rate and at the same time we pay dividends on shares of our common stock. However, as stated above, the Company does not currently pay dividends.

2017 Proxy Statement	| 65

Outstanding Equity Awards at Fiscal Year-End

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding equity awards held by the named executive officers at year-end.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (1) (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (3) (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units That Have Not Vested (2) ($)
Thomas S. Smith, Jr.	127,289	$5,073,740	217,492	$8,669,231
Michael Goss	—	—	30,085	$1,199,188
Dennis M. Weibling	17,469	$696,314	—	—
David Goodman	6,692	$266,743	32,965	$1,313,985
Lisa Nadler	4,734	$188,697	14,462	$576,455
Jonathan A. Olsoff	1,605	$63,975	15,728	$626,918

(1)	The amounts shown in this column represent shares of restricted stock and restricted stock units held by the named executive officers as of December 31, 2016. The shares of restricted stock and restricted stock units vest as follows:

•

Mr. Smith: 79,804 restricted shares vest on September 1, 2017; and 47,485 restricted stock units (including units received as dividend equivalents) will be distributed in three equal annual installments commencing March 31, 2018.

•	Mr. Weibling: 17,469 restricted stock units will be distributed in three equal annual installments commencing on March 5, 2020.

•	Mr. Goodman: 6,692 restricted stock units vest in two equal annual installments commencing June 1, 2017.

•	Ms. Nadler: 4,734 restricted stock units vest in two equal annual installments commencing September 1, 2017.

•	Mr. Olsoff: 1,027 restricted stock units vest on March 5, 2017; and 578 restricted stock units vest on March 5, 2018.

(2)	The market value of securities reflected in the table is based upon the closing price of the common stock on December 30, 2016, which was $39.86 per share.

(3)	The amounts shown in this column represent the number of performance share units that may be earned by the named executive officers, as follows, in each case assuming achievement of target performance, in accordance with SEC regulations. Assuming they are earned, the performance share units would be distributed as follows:

•	Mr. Smith: 123,352 performance share units on March 5, 2019; and 94,140 performance share units on March 31, 2020.

66 |	2017 Proxy Statement

Outstanding Equity Awards at Fiscal Year-End

•	Mr. Goss: 30,085 performance share units on March 5, 2019.

•	Mr. Goodman: 32,965 performance share units on March 5, 2019.

•	Ms. Nadler: 14,462 performance share units on March 5, 2019.

•

Mr. Olsoff: 2,085 performance share units on March 5, 2017 (of which 1,920 units actually vested based on partial achievement of the performance target); 1,733 performance share units on March 5, 2018; and 11,910 performance share units on March 5, 2019.

2017 Proxy Statement	| 67

Option Exercises and Stock Vested / Non-Qualified Deferred Compensation

Option Exercises and Stock Vested

The following table sets forth information regarding the restricted stock units and performance share units that vested for each of the named executive officers in 2016. No named executive officer acquired any shares upon the exercise of stock options in 2016. The value of common stock realized upon vesting is based on the closing price of the shares on the applicable vesting dates.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Thomas S. Smith, Jr.	78,834	$2,433,194
Michael Goss	—	—
Dennis M. Weibling	—	—
David Goodman	3,346	$100,347
Lisa Nadler	2,367	$93,852
Jonathan A. Olsoff	2,544	$65,661

Non-Qualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
Thomas S. Smith, Jr.	$66,000	$42,750	$14,630	—	$186,902
Michael Goss	$4,500	$3,300	($8)	—	$7,792
Dennis M. Weibling (1)	—	—	—	—	$19,501
David Goodman	$72,546	$19,282	$22	—	$111,351
Lisa Nadler	$14,900	$8,500	$804	—	$27,739
Jonathan A. Olsoff	$31,750	$18,735	$76,182	—	$904,483

(1)	In his role as a director of the Company.

68 |	2017 Proxy Statement

Employment Arrangements; Potential Payments Upon Termination or Change-in-Control

Employment Arrangements; Potential Payments Upon Termination or Change-in-Control

Thomas S. Smith, Jr.

We are party of an employment agreement, effective March 31, 2015, with Tad Smith, our President and Chief Executive Officer and a director of the Company. The term of Mr. Smith’s employment agreement runs from March 31, 2015 (the “Commencement Date”) through March 31, 2020. Under the employment agreement, Mr. Smith’s annual base salary is $1,400,000, and his target annual bonus opportunity is 200% of his annual base salary. Mr. Smith is also entitled to receive annual long-term performance-based incentive award opportunities consistent with his position, but in no event shall such opportunities have a grant date value of less than $3,000,000.

Mr. Smith is eligible for the same benefit plans and programs as are available to other senior executives, in accordance with their terms. He is also provided with a driver for business purposes, may use the Company aircraft for business purposes, and will be indemnified by the Company in accordance with the Company’s policies generally applicable to officers and directors.

As an inducement for him to join the Company, Mr. Smith received 158,638 shares of restricted stock (“Sign-on Restricted Stock”), of which all but 79,804 have vested to date. The remaining shares vest on September 1, 2017.

By joining the Company, Mr. Smith also forfeited the right to receive an annual bonus from his former employer for fiscal year ended June 30, 2015. Mr. Smith expected to receive an annual bonus in the amount of $3,100,000, and the Company agreed to restore this lost compensation. However, to enhance alignment with long-term stockholder interests, Mr. Smith agreed to have $2,000,000 of this amount applied to 47,070 restricted stock units notionally purchased from the Company (“Sign-on RSUs”), based on the average of the closing prices of a share of the Company’s common stock for the 30 consecutive trading days immediately preceding his hire date of March 31, 2015, or $42.49 (the “Starting Value”). These Sign-on RSUs were fully vested upon grant.

In addition, the Company awarded Mr. Smith two additional restricted stock units (“Performance Units”) for each unit he nominally purchased as described above, or 94,140 Performance Units. These Performance Units will vest and become payable based on achieving pre-determined levels of stock price appreciation above the Starting Value, in accordance with the following schedule, and satisfaction of a separate service condition. For any of the Performance Units to become vested and payable in the ordinary course, the average closing prices of a share of our common stock for a period of 30 consecutive trading days ended on or after the third anniversary of the grant date and ending on the fifth anniversary of the grant date must at least equal one of the stated stock price hurdles specified in the table set forth below. If more than one such hurdle is met during this two-year period, the number of shares that may be payable to Mr. Smith will be based on the highest of the performance hurdles achieved. However, except as provided below, no shares will become vested and payable unless Mr. Smith remains in the Company’s employment through the fifth anniversary of the grant date.

In order for Mr. Smith to earn the Performance Units, the Company’s common stock must reach the following average price hurdles over a period of 30 consecutive trading days between February 20, 2018

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Employment Arrangements; Potential Payments Upon Termination or Change-in-Control

and March 31, 2020. If the stock price over such period does not reach $56.63, Mr. Smith will earn no Performance Units and the realized value of the award will be $0. In order for Mr. Smith to earn the maximum number of shares, the stock price must reach $84.98.

Stock Price as a Percentage of Starting Value	Stock Price Hurdles	Percent of Matching PSUs Deemed Earned
< 133 1/3%	< $56.63	0%
133 1/3%	$56.63	50%
150%	$63.74	100%
166 2/3%	$70.81	175%
183 1/3%	$77.90	250%
200%	$84.98	350%

There is no assurance that Mr. Smith will actually realize the value attributable to the Performance Units, as these units may not be earned in their entirety or earned at all. In addition, the ultimate value of his awards (to the extent vested or earned) will depend on when the shares are sold by Mr. Smith and the price of the common stock at that time. Mr. Smith is subject to periodic sale restrictions and our stock ownership guidelines, which also limit his ability to realize value from common stock received as compensation.

Pursuant to the employment agreement, Mr. Smith has undertaken certain covenants for the benefit of the Company, including a covenant not to disclose confidential information, an assignment of any interests he may have in work product developed during his employment, and non-competition and non-solicitation covenants, each of which will continue in effect for twelve months following his termination of employment for any reason.

The employment agreement also establishes the severance and other termination benefits that would be payable to Mr. Smith were his employment terminated in certain circumstances:

•

In the event that his employment is terminated during the term of the employment agreement by the Company without Cause or by Mr. Smith for Good Reason (as such terms are defined in his employment agreement), Mr. Smith would be entitled to receive cash severance benefits equal to the sum of two times his then current annual base salary and two times his target annual incentive opportunity. He would also receive a pro-rated bonus for the year of his termination, payable at the same time as bonuses are paid to other executives and using the same measure of the Company’s performance as applied to such other executives (but without any adjustment for individual performance). In addition, he would receive for a period equal to the greater of the remaining term and two years Company paid health benefits (or, in certain circumstances, the cash cost of providing such benefits), and any unpaid bonus for any previously completed fiscal year (which would be determined in accordance with the otherwise applicable provisions of the annual incentive plan). Additionally, the Compensation Committee would consider whether to vest any then outstanding unvested equity awards that would not otherwise become vested in accordance with their terms because of his departure before the end of the vesting period.

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Employment Arrangements; Potential Payments Upon Termination or Change-in-Control

•

In the event that following the expiration of the employment agreement’s term without such agreement being extended or replaced by another employment agreement, and Mr. Smith’s employment terminates for any reason other than due to death or Disability or for circumstances that would have constituted Cause under the employment agreement, all of his then outstanding equity awards that would become vested solely on the basis of the passage of time and continued service will become vested upon such termination and any outstanding equity awards that would become vested in whole or in part upon the achievement of performance conditions will become vested subject to the achievement of the applicable performance criteria on the same basis as though Mr. Smith continued to be employed.

•

The Sign-on Restricted Stock will vest on an accelerated basis in the event that Mr. Smith’s employment terminates prior to the scheduled vesting date (i) due to his death or Disability, (ii) by reason of a termination of his employment by the Company without Cause or (iii) on account of a termination by Mr. Smith for Good Reason. The Sign-on Restricted Stock will also vest upon the occurrence of a Change in Control, as defined in the Restricted Stock Unit Plan (a “Change in Control”).

•

In the event that, prior to the fifth anniversary of his hire date, a Change in Control occurs or Mr. Smith’s employment is terminated (i) due to his death or Disability, (ii) by the Company without Cause, or (iii) by Mr. Smith for Good Reason, special vesting and payment provisions will apply with respect to the Performance Units. In the event of a Change in Control or in the event that such a termination occurs on or after the third anniversary of his hire date, Mr. Smith will be entitled to payment of the number of shares payable in respect of the highest hurdle specified in the above table achieved after such third anniversary of his Commencement Date or, if greater, the number of shares that would be deemed vested on the date of such Change in Control or the day prior to such termination in accordance with the stated performance schedule, but applying mathematical interpolation for any stock price between any two of the stated hurdle rates.

The following table sets forth the severance amounts Mr. Smith would have been entitled to under the terms of his employment agreement had his employment been terminated as of December 31, 2016.

Termination Event	Base Salary (1)	Bonus (1)	Value of Accelerated Restricted Stock (2)	Value of Accelerated Performance Share Units (3)	Benefits (4)	Total
Without cause or for good reason	$2,800,000	$7,280,000	$5,057,198	—	$170,071	$15,307,269
Death	—	—	$5,057,198	—	—	$5,057,198
Disability	—	—	$5,057,198	—	—	$5,057,198
Change in Control	—	—	$5,057,198	—	—	$5,057,198
Non-renewal of agreement	—	—	$5,057,198	—	—	$5,057,198
With cause or without good reason	—	—	$5,057,198	—	—	$5,057,198

(1)	60% of base salary and bonus amount payable on six-month anniversary of termination date and 40% payable on twelve-month anniversary of termination.

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(2)	Amounts represent the dollar value of 79,804 shares of Sign-on Restricted Stock and 47,070 Sign-on RSUs held by Mr. Smith on December 31, 2016 based on the closing sales price of $39.86 per share of our common stock on December 31, 2016.

(3)	For termination upon death or in connection with a Disability or upon a Change in Control, the number of Mr. Smith’s Performance Units earned shall be determined as of the termination date to the extent that it will result in him having had earned a greater percentage of the Performance Units than would otherwise apply. Since the stock price as of December 31, 2016 was below the threshold for a payout of the Performance Units, no Performance Units would have been earned as of such date. In the event that following the expiration of his employment agreement’s term without such agreement being extended or replaced by another employment agreement, and Mr. Smith’s employment terminates for any reason other than due to death or Disability or for circumstances that would have constituted Cause under the employment agreement, all of his then outstanding equity awards that would become vested in whole or in part upon the achievement of performance conditions will become vested subject to the achievement of the applicable performance criteria on the same basis as though Mr. Smith continued to be employed.

(4)	Value of continued medical, dental, vision and life insurance benefits for Mr. Smith and his dependents, as applicable, under the terms of his employment agreement as described above.

Michael Goss

We are party to a letter agreement with Michael Goss, our Executive Vice President and Chief Financial Officer effective March 28, 2016. Pursuant to his letter agreement, as amended, Mr. Goss receives a base salary of $750,000, an annual bonus target of $750,000, payable in the form of restricted stock units that vest equally over a three-year period, and a long-term incentive target of $750,000.

Mr. Goss is entitled to severance benefits under the Severance Plan. The following table sets forth the severance amounts Mr. Goss would have been entitled to under the terms of the Severance Plan had his employment been terminated as of December 31, 2016.

Termination Event	Base Salary (1)	Bonus (1)	Value of Accelerated Performance Share Units (2)	Benefits (3)	Total
Without cause	$1,125,000	$1,125,000	—	$40,614	$2,290,614
Change in Control	$1,500,000	$1,500,000	$1,199,188	$40,614	$4,239,802

(1)	Upon a termination without cause, severance benefits payable in equal monthly amounts over the severance period. Upon a termination in the event of a Change in Control, severance benefits payable in a lump sum subject to compliance with tax regulations.

(2)	Dollar value of 30,085 performance share units held by Mr. Goss on December 31, 2016 based on the closing sales price of $39.86 per share of our common stock on December 30, 2016. The number of performance shares units used for this purpose is equal to the target level of units granted.

(3)	Amounts represent Mr. Goss’ actual cost of COBRA coverage for a period of 18 months following date of termination.

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Employment Arrangements; Potential Payments Upon Termination or Change-in-Control

See Compensation Discussion and Analysis—Components of the Executive Compensation Program-Executive Benefit Programs-Executive Severance Plan Benefits for details of the benefits Mr. Goss is eligible for under the Severance Plan.

In addition to the benefits Mr. Goss is eligible for under the Severance Plan, pursuant to his employment letter, restricted stock units granted to Mr. Goss in lieu of his annual bonus will continue to vest if he leaves the Company for any reason other than a termination for cause.

Dennis M. Weibling

In connection with his service as Interim Chief Financial Officer from January 1, 2016 until March 28, 2016, Mr. Weibling entered into a letter agreement with the Company pursuant to which he received restricted stock units valued at $450,000, which restricted stock units have vested and will be distributed to him in three equal increments on March 5, 2020, March 5, 2021 and March 5, 2022. Mr. Weibling was not entitled to any severance payments.

David Goodman

We are party to a letter agreement with David Goodman, our Executive Vice President, Digital Development and Marketing, dated June 1, 2015. Pursuant to his letter agreement, as amended, Mr. Goodman receives a base salary at an annual rate of $750,000, has an annual cash bonus target of $750,000 and a long-term incentive target of $750,000.

The Company and Mr. Goodman also entered into a severance agreement on June 1, 2015. Pursuant to the severance agreement, if at any time through December 31, 2017, the Company terminates Mr. Goodman’s employment without Cause, or Mr. Goodman terminates his employment for “Good Reason” (as such terms are defined in the severance agreement), Mr. Goodman will be paid a severance benefit of $2,800,000. In such event, he shall be paid the cash portion of any annual incentive bonus earned for a completed year provided that he remained employed at the end of the year. The payment of these severance benefits is conditioned on Mr. Goodman providing a release of claims against the Company.

In exchange for the described severance benefits, Mr. Goodman has agreed to non-competition and non-solicitation covenants during the period of his employment and for 18 months thereafter, as well as to confidentiality and non-disparagement covenants.

Lisa Nadler

We are party to a letter agreement with Lisa Nadler, our Executive Vice President and Worldwide Head of Human Resources, dated September 1, 2015. Ms. Nadler receives a base salary at an annual rate of $484,100, has an annual cash bonus target of $242,100 and a long-term incentive target of $340,000.

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Employment Arrangements; Potential Payments Upon Termination or Change-in-Control

Ms. Nadler is entitled to severance benefits under the Severance Plan. The following table sets forth the severance amounts Ms. Nadler would have been entitled to under the terms of the Severance Plan had her employment been terminated as of December 31, 2016.

Termination Event	Base Salary (1)	Bonus (1)	Value of Accelerated Performance Share Units (2)	Benefits (3)	Total
Without cause	$705,000	$352,500	—	$40,614	$1,098,114
Change in Control	$940,000	$470,000	$576,455	$40,614	$2,027,069

(1)	Upon a termination without cause, severance benefits payable in equal monthly amounts over the severance period. Upon a termination in the event of a Change in Control, severance benefits payable in a lump sum subject to compliance with tax regulations.

(2)	Dollar value of 14,462 performance share units held by Ms. Nadler on December 31, 2016 based on the closing sales price of $39.86 per share of our common stock on December 30, 2016. The number of performance shares units used for this purpose is equal to the target level of units granted.

(3)	Amounts represent Ms. Nadler’s actual cost of COBRA coverage for a period of 18 months following date of termination.

See Compensation Discussion and Analysis—Components of the Executive Compensation Program -Executive Benefit Programs—Executive Severance Plan Benefits for details of the benefits Ms. Nadler is eligible for under the Severance Plan.

Jonathan A. Olsoff

We are party to a letter agreement with Jonathan A. Olsoff, our Executive Vice President and General Counsel, as amended on February 7, 2017. Mr. Olsoff receives a base salary at an annual rate of $510,000, has an annual cash bonus target of $300,000 and a long-term incentive target of $500,000.

Mr. Olsoff is entitled to severance benefits under the Severance Plan. The following table sets forth the severance amounts Mr. Olsoff would have been entitled to under the terms of the Severance Plan had his employment been terminated as of December 31, 2016.

Termination Event	Base Salary (1)	Bonus (1)	Value of Accelerated Performance Share Units (2)	Benefits (3)	Total
Without cause	$600,000	$405,000	—	$40,483	$1,045,483
Change in Control	$800,000	$540,000	$626,918	$40,483	$2,007,401

(1)	Upon a termination without cause, severance benefits payable in equal monthly amounts over the severance period. Upon a termination in the event of a Change in Control, severance benefits payable in a lump sum subject to compliance with tax regulations.

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Employment Arrangements; Potential Payments Upon Termination or Change-in-Control

(2)	Dollar value of 15,728 performance share units held by Mr. Olsoff on December 31, 2016 based on the closing sales price of $39.86 per share of our common stock on December 30, 2016. The number of performance shares units used for this purpose is equal to the target level of units granted.

(3)	Amounts represent Mr. Olsoff’s actual cost of COBRA coverage for a period of 18 months following date of termination.

See Compensation Discussion and Analysis-Components of the Executive Compensation Program—Executive Benefit Programs-Executive Severance Plan Benefits for details of the benefits Mr. Olsoff is eligible for under the Severance Plan.

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Compensation Committee Interlocks and Insider Participation / Compensation Policy Risk Analysis

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Ms. Bibliowicz, as Chair, and Mr. Conroy, Ms. Taylor, Mr. Weibling and Mr. Wilson. None of our executive officers served as: (i) a member of the compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on our Compensation Committee; (ii) a director of another entity, one of whose executive officers served on our Compensation Committee; or (iii) a member of the compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as one of our directors.

Compensation Policy Risk Analysis

Management, with the assistance of FW Cook, annually reviews our compensation policies and practices applicable to all of our employees, including the named executive officers, for the purpose of evaluating the risks to our company arising from such policies and practices. Each component of the Company’s compensation program is evaluated for any risks to the Company associated with such compensation. Included in these evaluations is an analysis of the likelihood that such compensation components would influence behaviors or decision-making and impact the Company’s risk profile. For 2016, risk controls, both entity-level and compensation-related, were identified and evaluated. These controls included:

•	Corporate governance and Enterprise Risk Management policies;

•

Oversight of the Company’s compensation practices and policies by the Compensation Committee, including the ability to reduce incentive payouts based on factors such as quality of earnings and individual performance;

•

The Company’s compensation program design, including the mix of cash and equity compensation, short- and long-term incentive compensation, “fixed” and “variable” compensation and company-wide and individual goals and targets, the use of multiple performance metrics based on the Company’s goals, which include financial and other quantitative and qualitative measurements, and maximum payout limits (both dollars and as percent of target incentive);

•

Performance goals that are set at levels that are sufficiently high to encourage strong performance and support the resulting compensation expense, but within reasonably attainable parameters to discourage pursuit of excessively risky business strategies; and

•

Meaningful risk mitigators, including substantial stock ownership guidelines, claw-back provisions, anti-hedging/pledging policies, independent Committee oversight and engagement of an independent consultant that does no other work for the Company or management.

In February 2017, management reviewed its findings with the Compensation Committee at a meeting at which the Compensation Committee and management engaged in an in-depth discussion of the findings. Based on its review of management’s risk assessment of our company’s compensation policies, practices and controls and the Compensation Committee’s evaluation of management’s assessment, the Compensation Committee determined that such policies and practices are not reasonably likely to have a material adverse effect on our company.

76 |	2017 Proxy Statement

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Item 2 on the Proxy Card)

In accordance with Section 14A of the Securities Exchange Act of 1934 adopted in July 2010 as part of Title IX of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing stockholders with the opportunity to endorse or not endorse compensation paid to the Company’s named executive officers through consideration of the following non-binding “say-on-pay” advisory resolution:

“Resolved, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and accompanying narrative discussion, is hereby approved.”

We believe that our executive compensation philosophy and programs reinforce our pay for performance culture and are strongly aligned with the long-term interests of our stockholders. The Compensation Committee, which oversees and approves the compensation philosophy and programs, engages in an extensive process to align executive pay, both short- and long-term, with the Company’s performance and the interests of stockholders. The Compensation Discussion and Analysis section of this proxy statement provides a comprehensive review of the Company’s executive compensation philosophy and programs and the rationale for executive compensation decisions, and the accompanying tables and narrative provide details on the compensation paid to the Company’s named executive officers. We urge you to read this disclosure prior to voting on this proposal.

The Compensation Committee considers the results of this annual stockholder “say-on-pay” vote on our executive compensation program, in addition to other input from our stockholders, when evaluating and determining compensation policies and the compensation for the CEO and the other named executive officers. The 2016 stockholder vote affirmed the Compensation Committee’s decisions for 2015, with an 83% stockholder approval of our executive compensation program.

Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. Stockholders who want to communicate with our Board or any specific director, including the Chairman, any non-management director, the non-management directors as a group, any independent director or the independent directors as a group, on executive compensation or any other matter of stockholder concern, can do so by writing to such director or group of directors at: Sotheby’s, 1334 York Avenue, New York, New York 10021. Any communication will be forwarded to the director or directors to whom it is addressed.

We will provide a say-on-pay vote based on the outcome of the advisory vote on the frequency of the executive compensation proposal. See Advisory Vote on Frequency of Executive Compensation Proposal. If stockholders vote for presenting the advisory proposal on executive compensation every year, the next say-on-pay vote will be included in our 2018 proxy statement.

The Board of Directors recommends a vote FOR this proposal.

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ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION PROPOSAL

(Item 3 on the Proxy Card)

We are providing our stockholders with a separate advisory vote on the frequency of the advisory vote on executive compensation, as set forth in Item 2 above. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on executive compensation every year, every two years, or every three years. Stockholders also have the option to abstain from voting on this matter.

It is important that our executive compensation policies and procedures are aligned with the best interests of our stockholders and our company. Consequently, the board of directors has determined that an annual advisory vote on executive compensation is the most appropriate alternative at this time given our understanding of our stockholders’ preferences.

This proposal is required to be presented to stockholders at least once every six years pursuant to Section 14A of the Securities Exchange Act of 1934 adopted as part of Title IX of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The board of directors values the opinion of our stockholders and will take into account the outcome of the vote when considering the frequency of the advisory vote set forth in Item 2. Because your vote is advisory, it will not be binding upon the board and the board may decide it is in the best interests of our company and our stockholders to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

The board of directors recommends a vote for presenting the advisory proposal on executive compensation EVERY YEAR.

78 |	2017 Proxy Statement

SECURITIES AUTHORIZED FOR ISSUANCE

UNDER EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2016 regarding compensation plans (including individual compensation arrangements, but not including qualified employee benefit plans and plans available to stockholders in a pro rata basis) under which our equity securities are authorized for issuance.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	(b) Weighted-average exercise price of outstanding options, warrants and rights (2)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (3)
Equity compensation plans approved by security holders	2,158,208	$22.11	2,876,619
Equity compensation plans not approved by security holders	126,874	—	—
Total	2,285,082	$22.11	2,876,619

(1)	The number of securities that may be issued under equity compensation plans approved by stockholders include 2,108,208 shares awarded under the Restricted Stock Unit Plan for which vesting is contingent upon future employee service and/or achievement of certain profitability targets and 50,000 vested and outstanding stock options. The number of securities that may be issued under equity compensation plans not approved by stockholders consist of inducement awards granted to Thomas S. Smith, Jr., the Company’s President and Chief Executive Officer, upon the commencement of his employment on March 31, 2015. As of December 31, 2016, these awards consists of 79,804 unvested shares of restricted stock and 47,070 fully-vested restricted stock units. These awards were not issued pursuant to the Restricted Stock Unit Plan and have not been registered with the SEC.

(2)	The weighted-average exercise price includes the exercise price of stock options, but does not take into account 2,108,208 shares awarded under the Restricted Stock Unit Plan or the 79,804 unvested restricted stock shares and 47,070 fully-vested restricted stock units granted to Mr. Smith upon the commencement of his employment as Sotheby’s President and CEO on March 31, 2015.

(3)	Includes 2,635,874 shares available for future issuance under the Restricted Stock Unit Plan, 104,100 shares available for issuance under the Stock Option Plan, and 136,645 shares available for issuance under Sotheby’s Stock Compensation Plan for Non-Employee Directors.

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AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of the Company is composed of five independent directors, each of whom meets the criteria for “independence” under the applicable rules of the SEC and the NYSE, and operates under a written charter adopted by the Board of Directors. As set forth in its charter, which is available on the Investor Relations page of our website, www.sothebys.com, the Audit Committee (among other responsibilities) oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management is primarily responsible for the Company’s internal controls and for preparing the Company’s financial statements contained in the Company’s public reports. The Company’s independent auditor, the registered public accounting firm of Deloitte & Touche LLP, is responsible for expressing opinions on the Company’s consolidated financial statements and on the effectiveness of the Company’s internal control over financial reporting in accordance with the Standards of the Public Company Accounting Oversight Board (“PCAOB”).

The Audit Committee has reviewed and discussed with each of management and Deloitte & Touche LLP, as appropriate, the Company’s audited consolidated financial statements, the effectiveness of the Company’s internal control over financial reporting and, finally, the independent auditor’s opinions on, respectively, the Company’s audited consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by PCAOB Auditing Standard 1301 (Communications with Audit Committees) and the applicable requirements of the PCAOB concerning independence. The Audit Committee has concluded that Deloitte & Touche LLP is “independent” from both the Company and management within the meaning of applicable requirements of the SEC and the PCAOB.

Based on the foregoing considerations, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended December 31, 2016 be included in the Company’s 2016 Annual Report for filing with the SEC.

Submitted by:

Dennis M. Weibling, Chair

Jessica Bibliowicz

Linus W. L. Cheung

Olivier Reza

Marsha E. Simms

The information contained in the foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall the information be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference in a filing.

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RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

(Item 4 on the Proxy Card)

The Board of Directors recommends that the stockholders ratify the selection of Deloitte & Touche LLP, registered public accounting firm, as the independent registered public accounting firm to audit our accounts and those of our subsidiaries for 2017. The Audit Committee approved the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2017. Deloitte & Touche LLP is currently our independent registered public accounting firm.

Independent Auditors’ Fees

In accordance with the Sarbanes-Oxley Act of 2002, the rules of the SEC and the Audit Committee Charter, the Audit Committee pre-approves all auditing and permissible non-auditing services that will be provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”).

The following table sets forth the aggregate fees billed to us by Deloitte related to the years ended December 31, 2016 and 2015:

	2016	2015
Audit Fees	$3,052,132	$3,046,713
Audit-Related Fees	40,000	40,000
Tax Fees	304,160	246,002
All Other Fees	—	—
Total	$3,396,292	$3,332,715

In considering the natures of the services provided by Deloitte, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the Standards of the Public Company Accounting Oversight Board. See below for detailed information related to the services provided by Deloitte.

Audit Fees

These amounts represent fees for the audit of our annual consolidated financial statements, the review of financial statements included in our quarterly reports on Form 10-Q, the audit of internal control over financial reporting, and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, and similar engagements during the year, such as comfort letters, attest services, consents, and the review of documents filed with the SEC.

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Independent Auditors’ Fees

Audit-Related Fees

These amounts include fees for: (i) the review of this proxy statement; (ii) audit procedures required by the mortgage for 1334 York Avenue, our headquarters building in New York; and (iii) audit procedures for New York City real estate tax filings related to 1334 York Avenue.

Tax Fees

These amounts include fees for tax compliance and tax planning and advice. Fees for tax compliance services totaled $192,214 in 2016 and $49,744 in 2015. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document and compute amounts to be included in tax filings and consist of: (i) federal, state and local income tax return assistance; (ii) assistance with tax return filings in certain foreign jurisdictions; and (iii) assistance with domestic and foreign tax audits and appeals. Fees for tax planning and advice services totaled $111,946 in 2016 and $196,258 in 2015. Tax planning and advice principally includes advice related to value added and sales tax, transfer pricing, and potential tax law changes.

Ratio of Tax Planning and Advice Fees and All Other Fees to Audit Fees, Audit Related Fees and Tax Compliance Fees

In 2016 and 2015, the ratio of tax planning and advice fees and all other fees to audit fees, audit related fees, and tax compliance fees was 0.03:1 and 0.06:1, respectively.

Policy on Audit Committee Pre-approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee has established a policy requiring the pre-approval of all audit and permissible non-audit services provided to us by Deloitte. The policy provides for pre-approval of audit, audit related and tax services specified by the Audit Committee. The Audit Committee may delegate to one or more of its members authority to pre-approve permissible services, consisting of audit services, audit related services, and tax services. Any pre-approval decision made by such designated member(s) shall be reported to the Audit Committee at its next regularly scheduled meeting.

The Board of Directors recommends a vote FOR this proposal.

82 |	2017 Proxy Statement

ANNUAL REPORT AND COMPANY INFORMATION

A copy of our 2016 Annual Report to Stockholders is being furnished to stockholders concurrently herewith. Stockholders may request another free copy of our 2016 Annual Report from:

Sotheby’s

Attn: Investor Relations Department

1334 York Avenue

New York, New York 10021

Telephone: (212) 894-1023

e-mail: investor@sothebys.com

website: http://investor.shareholder.com/bid/InvestorKit.cfm

2017 Proxy Statement	| 83

PROPOSALS BY STOCKHOLDERS

Proposals that stockholders wish to include in our proxy statement and form of proxy for presentation at our 2018 annual stockholders meeting must be received by us no later than November 30, 2017. Such proposals also must comply with SEC regulations under Rule 14a-8 of the Securities Exchange Act of 1934 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Secretary

Sotheby’s

1334 York Avenue

New York, New York 10021

Fax: (212) 606-7574

For a stockholder proposal that is not intended to be included in our 2018 proxy statement under Rule 14a-8, our bylaws require the stockholder’s written proposal be submitted to our Secretary at the address above:

•	On or after the close of business on February 10, 2018; and

•	On or before the close of business on March 14, 2018.

In such a case, the notice of proposal must meet certain requirements set forth in our bylaws. Such proposals are not required to be included in our proxy materials. These dates may be subject to modification if our 2018 Annual Meeting of Stockholders occurs more than thirty (30) days before or more than sixty (60) days after May 12, 2018 as provided in Section 1.13 of our Bylaws.

84 |	2017 Proxy Statement

1334 York Avenue

New York, New York 10021

2017 Annual Meeting of Stockholders

9:00 a.m., Eastern Daylight Savings Time, May 12, 2017

1334 York Avenue

New York, NY 10021

You may view this proxy statement and our Annual Report at the following Internet web site:

https://investor.shareholder.com/bid/proxy.cfm.

SOTHEBY’S
IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Standard Time, on May 11, 2017.

Vote by Internet

• Go to www.investorvote.com/BID

• Or scan the QR code with your smartphone

• Follow the steps outlined on the secure website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2, and 4 and “EVERY YEAR” on Proposal 3.
1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	Ê
01 - Jessica M. Bibliowicz	☐	☐	☐	06 - Daniel S. Loeb	☐	☐	☐	11 - Dennis M. Weibling	☐	☐	☐

02 - Linus W. L. Cheung	☐	☐	☐	07 - Olivier Reza	☐	☐	☐	12 - Harry J. Wilson	☐	☐	☐

03 - Kevin C. Conroy	☐	☐	☐	08 - Marsha E. Simms	☐	☐	☐

04 - Domenico De Sole	☐	☐	☐	09 - Thomas S. Smith, Jr.	☐	☐	☐

05 - The Duke of Devonshire	☐	☐	☐	10 - Diana L. Taylor	☐	☐	☐

					Every	Every	Every
	For	Against	Abstain		Year	2 Years	3 Years	Abstain
2. Advisory vote on executive compensation.	☐	☐	☐	3. Advisory vote on frequency of the executive compensation proposal.	☐	☐	☐	☐

4. Ratification of appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017.	☐	☐	☐	Transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof.

 B   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears hereon and date. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in full partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

	1 U P X	Ê
02K0QB

Important notice regarding the Internet Availability of Proxy Materials for the

Annual Meeting of Stockholders to be held on Friday, May 12, 2017.

The Proxy Statement and other proxy materials are available at:

http://investor.shareholder.com/bid/proxy.cfm

Dear Stockholders of Sotheby’s:

Whether or not you expect to attend the Annual Meeting, please complete and return promptly the attached proxy card in the accompanying envelope, which requires no postage if mailed in the United States. As a stockholder, please remember that your vote is important to us. We look forward to hearing from you.

For Certain Sotheby’s Employees Who Are Retirement Savings Plan Participants: The attached proxy card covers all shares for which you have the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Company’s Retirement Savings Plan (the “Plan”). The attached proxy card, when properly executed, will be voted as directed as long as the proxy card is received by Computershare no later than May 6, 2017. If no direction is given to the Trustee by such date, the Trustee will vote your shares held in the Plan in the same proportion as votes received from other participants in the Plan.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,

DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Ê

Proxy — Sotheby’s

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS - MAY 12, 2017

The undersigned hereby appoints each of DOMENICO DE SOLE, THE DUKE OF DEVONSHIRE and THOMAS S. SMITH, JR., and each of them, attorneys and proxies, with full power of substitution, to represent the undersigned at the annual meeting of stockholders of Sotheby’s, on Friday, May 12, 2017, at the office of Sotheby’s 1334 York Avenue, New York, New York, at 9:00 a.m., local time, and at any adjournments or postponements thereof, and to vote at such meeting the shares of common stock that the undersigned would be entitled to vote if personally present in accordance with the following instructions and to vote in their judgment upon all other matters that may properly come before the meeting and any adjournment or postponement thereof.

If at least one of the above-named Proxies shall be present in person or by substitution at such meeting or at any adjournment or postponement thereof, said Proxy or Proxies, as the case may be, so present and voting, either in person or by substitution, shall exercise all of the powers hereby given. The undersigned hereby revokes any proxy heretofore given to vote at such meeting.

(Continued and to be SIGNED and dated on the reverse side.)

C	Non-Voting Item

Change of Address — Please print new address below.

∎	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	Ê